Exhibit 10.53

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 28, 2019

among

ROADRUNNER TRANSPORTATION SYSTEMS, INC.,

as a Borrower

and

THE SUBSIDIARIES OF ROADRUNNER TRANSPORTATION SYSTEMS, INC. SIGNATORY

HERETO AS SUBSIDIARY GUARANTORS,

each as a Guarantor,

and

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BMO HARRIS BANK N.A.,

as Administrative Agent,

and

BMO CAPITAL MARKETS CORP.,

as Lead Arranger and Book Runner

i

ARTICLE IV SECURITY AND ADMINISTRATION OF COLLATERAL		61
4.01	Security	61
4.02	Collateral Administration	61
4.03	After Acquired Property; Further Assurances	63
4.04	Cash Management	64
4.05	Information Regarding Certain Collateral	65

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		65
5.01	Conditions of Initial Credit Extension	65
5.02	Conditions to all Credit Extensions	68

ARTICLE VI REPRESENTATIONS AND WARRANTIES		69
6.01	Existence, Qualification and Power	69
6.02	Authorization; No Contravention	69
6.03	Governmental Authorization; Other Consents	69
6.04	Binding Effect	69
6.05	Financial Statements; No Material Adverse Effect	69
6.06	Litigation	70
6.07	No Default	70
6.08	Ownership of Property; Liens	70
6.09	Environmental Compliance	71
6.10	Insurance	71
6.11	Taxes	72
6.12	ERISA Compliance	72
6.13	Subsidiaries and Equity Interests	73
6.14	Margin Regulations; Investment Company Act	73
6.15	Disclosure	73
6.16	Compliance with Laws	73
6.17	Intellectual Property; Licenses, Etc	73
6.18	Labor Matters	74
6.19	Deposit Accounts, Securities Accounts and Commodity Accounts	74
6.20	Reserved	74
6.21	Anti-Terrorism Laws and Foreign Asset Control Regulations	74
6.22	Brokers	76
6.23	Customer and Trade Relations	76
6.24	Material Contracts	76
6.25	Casualty	76

6.26	Senior Indebtedness	76
6.27	Relations with Vendors and Customers	76
6.28	Aircraft Parts	76
6.29	Rolling Stock	77
6.30	Aircraft Matters.	77
6.31	Reserved.	78

ARTICLE VII AFFIRMATIVE COVENANTS		78
7.01	Financial Statements	78
7.02	Other Information	79
7.03	Notices	80
7.04	Payment of Obligations	82
7.05	Preservation of Existence, Etc	82
7.06	Maintenance of Properties	82
7.07	Maintenance of Insurance; Condemnation Proceeds	82
7.08	Compliance with Laws	83
7.09	Books and Records	84
7.10	Inspection Rights and Appraisals; Meetings with the Administrative Agent	84
7.11	Use of Proceeds	84
7.12	New Subsidiaries	84
7.13	Compliance with ERISA	85
7.14	Further Assurances	86
7.15	Licenses	86
7.16	Environmental Laws	86
7.17	Leases, Mortgages and Third-Party Agreements	86
7.18	Material Contracts	87
7.19	Treasury Management and Other Services	87
7.20	Reserved.	87
7.21	Post-Closing Agreements	87
7.22	Beneficial Ownership Regulation	88

ARTICLE VIII NEGATIVE COVENANTS		88
8.01	Indebtedness	88
8.02	Liens	90
8.03	Investments	92
8.04	Fundamental Changes	93
8.05	Dispositions	93
8.06	Restricted Payments	94

8.07	Change in Nature of Business	95
8.08	Transactions with Affiliates	95
8.09	Burdensome Agreements	95
8.10	Use of Proceeds	96
8.11	Prepayment of Indebtedness; Amendment to Material Agreements	96
8.12	Reserved.	96
8.13	Creation of New Subsidiaries	96
8.14	Securities of Subsidiaries	96
8.15	Sale and Leaseback	96
8.16	Organization Documents; Fiscal Year	97
8.17	Reserved.	97
8.18	Anti-Money Laundering and Terrorism Laws and Regulations	97
8.19	Economic Sanctions Laws and Regulations	98
8.20	Reserved.	98
8.21	Aircraft Operations	98

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		98
9.01	Events of Default	98
9.02	Remedies Upon Event of Default	100
9.03	Application of Funds	100

ARTICLE X ADMINISTRATIVE AGENT		102
10.01	Appointment and Authority	102
10.02	Rights as a Lender	103
10.03	Exculpatory Provisions	103
10.04	Reliance by the Administrative Agent	104
10.05	Delegation of Duties	104
10.06	Resignation of the Administrative Agent	104
10.07	Non-Reliance on the Administrative Agent and Other Lenders	105
10.08	No Other Duties, Etc	105
10.09	The Administrative Agent May File Proofs of Claim; Credit Bidding	105
10.10	Collateral Matters	106
10.11	Other Collateral Matters	107
10.12	Credit Product Arrangement Provisions	107

ARTICLE XI MISCELLANEOUS		108
11.01	Amendments, Etc	108
11.02	Notices; Effectiveness; Electronic Communication	110
11.03	No Waiver; Cumulative Remedies	112

11.04	Expenses; Indemnity; Damage Waiver	113
11.05	Marshalling; Payments Set Aside	115
11.06	Successors and Assigns	115
11.07	Treatment of Certain Information; Confidentiality	119
11.08	Right of Setoff	120
11.09	Interest Rate Limitation	121
11.10	Counterparts; Integration; Effectiveness	121
11.11	Survival	121
11.12	Severability	122
11.13	Replacement of Lenders	122
11.14	Governing Law; Jurisdiction; Etc	123
11.15	Waiver of Jury Trial	124
11.16	Electronic Execution of Assignments and Certain Other Documents	124
11.17	USA PATRIOT Act Notice	124
11.18	No Advisory or Fiduciary Responsibility	124
11.19	Attachments	125
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	125

ARTICLE XII CONTINUING GUARANTY		126
12.01	Guaranty	126
12.02	Rights of Lenders	126
12.03	Certain Waivers	126
12.04	Obligations Independent	127
12.05	Subrogation	127
12.06	Termination; Reinstatement	127
12.07	Subordination	127
12.08	Stay of Acceleration	127
12.09	Condition of Borrowers	127
12.10	Keepwell	128

v

SCHEDULES

1.01	[Reserved]
1.02	Unrestricted Subsidiaries
1.03(a)	Term Loan A Equipment
1.03(b)	Term Loan B Equipment
1.04	[Reserved]
2.01	Commitments and Applicable Percentages
4.05	Information Regarding Collateral
6.06	Litigation
6.08	Owned and Ground Lease Real Property
6.09	Environmental Matters
6.10	Insurance
6.12	Pension Plans
6.13	Subsidiaries and Equity Interests
6.18	Labor Matters
6.19	Deposit Accounts, Securities Accounts and Commodity Accounts
6.24	Material Contracts
6.28	Aircraft Parts Locations
6.29(a)	Rolling Stock
6.29(b)	Rolling Stock Locations
6.30(a)	Aircraft
6.30(b)	Aircraft Locations
7.21	Post-Closing Agreements
8.01	Existing Indebtedness
8.02	Existing Liens
8.03	Existing Investments
8.08	Transactions with Affiliates
11.02	Addresses for Notices
11.06	Disqualified Institutions

EXHIBITS

Form of
A-1	Term Loan A Note
A-2	Term Loan A FILO Note
A-3	Term Loan B Note
A-4	CapX Loan Note
B	Compliance Certificate
C	Security Agreement
D	Assignment and Assumption Agreement
E	Joinder Agreement

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into as of February 28, 2019, among Roadrunner Transportation Systems, Inc., a Delaware corporation (the “Company”), those additional Persons that are joined as a party hereto by executing a joinder (the Company and such joined Persons each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), each of the Subsidiaries of the Company identified as “Subsidiary Guarantors” on the signature pages to this Agreement (together with those additional entities that hereafter become parties hereto as “Subsidiary Guarantors” in accordance with the terms hereof, individually, a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), each of the Lenders from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BMO Harris Bank N.A., as Administrative Agent.

Preliminary Statements

A. The Borrowers have requested that Lenders provide certain credit facilities to the Borrowers to finance their mutual and collective business enterprise.

B. Lenders are willing to provide the credit facilities on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:“ABL Agent” means BMO, as administrative agent under the ABL Loan Agreement.

“ABL Lenders” has the meaning given such term in the Intercreditor Agreement.

“ABL Loan Agreement” has the meaning given such term in the Intercreditor Agreement.

“ABL Loan Documents” has the meaning given such term in the Intercreditor Agreement.

“ABL Loans” means the “Loans” under and as defined in the ABL Loan Agreement.

“ABL Obligations” has the meaning given such term in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning given such term in the Intercreditor Agreement.

“Acceptable Appraisal” means an appraisal conducted by an appraiser reasonably acceptable to the Administrative Agent, with scope, procedures and results reasonably acceptable to the Administrative Agent in its Permitted Discretion.

“Account” means “accounts” as defined in the UCC.

“Account Debtor” means any Person who is obligated under or on account of any Account.

“ACH” means automated clearing house transfers.

“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning specified in Section 11.04(c).

“Agent Indemnitee Liabilities” has the meaning specified in Section 11.04(c).

“Aggregate CapX Commitments” means, as at any date of determination thereof, the sum of all CapX Commitments of all Lenders at such date.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Air Carrier” means any Person that is an “air carrier” within the meaning of Section 40102 of Title 49 of the United States Code and holds a certificate under Section 44705 of Title 49 of the United States Code.

“Aircraft” means aircraft, aircraft engines, and any and all Aircraft Parts which are from time to time incorporated or installed in or attached to an aircraft or aircraft engine.

“Aircraft Mortgages” means the mortgages and/or security agreements that create or purport to create a Lien on any Aircraft (including any aircraft engine) or Aircraft Parts in favor of the Administrative Agent, in form for filing with the Federal Aviation Administration and registration with the International Registry.

“Aircraft Operating Party” means USA Jet Airlines, Inc.

“Aircraft Parts” means all appliances, parts, systems, components, assemblies, rotables, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature, whether or not incorporated or installed in or attached to an aircraft or aircraft engine, including “appliances” and “spare parts” as such terms are defined in Section 40102 of Title 49 of the United States Code.

“Aircraft Parts Designated Location” means each location identified in Schedule 6.28 where Aircraft Parts of a Borrower or its Subsidiaries are located.

“Aircraft Permits” means all certificates, franchises, licenses, registrations, permits, rights, designations, authorizations, exemptions, concessions and consents necessary for each Aircraft Operating Party to operate its Aircraft and conduct its business and operations as an Air Carrier as conducted on the Effective Date.

“Aircraft Regulations” means any law or regulation, official directive or recommendation, mandatory requirement, or contractual undertaking, or airworthiness requirement or limitation, which applies to the Aircraft Operating Party or its Aircraft, including any rules or regulations of the Federal Aviation Administration.

“Aircraft Related Documents” means any Irrevocable De-Registration and Export Request Authorization for each Aircraft subject to an Aircraft Mortgage, and such other documents under applicable Federal Aviation Administration requirements of Law as are necessary to perfect the Liens created, or purported to be created, with respect to the Aircraft.

“Allocable Amount” has the meaning specified in Section 2.15(c)(ii).

“ALTA Survey” means a survey satisfactory to the Administrative Agent in its Permitted Discretion prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys” and sufficient form to satisfy the requirements of any applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject Real Property.

“Alternative Interest Rate Election Event” shall have the meaning specified in Section 3.03(b).

“Anti-Corruption Laws” shall have the meaning specified in Section 6.21.

“Anti-Money Laundering Laws” shall have the meaning specified in Section 8.18.

“Applicable CapX Percentage” means with respect to any CapX Lender at any time, such CapX Lender’s Applicable Percentage in respect of the CapX Facility at such time.

“Applicable Margin” means with respect to (a) (i) Tranche A Term Loans, Tranche B Term Loans and CapX Loans that are LIBOR Loans, a rate per annum of 7.50% and (ii) Tranche A FILO Term Loans that are LIBOR Loans, a rate per annum of 8.50% and (b) (i) Tranche A Term Loans, Tranche B Term Loans and CapX Loans that are Base Rate Loans, a rate per annum of 6.50% and (ii) Tranche A FILO Term Loans that are Base Rate Loans, a rate per annum of 7.50%.

“Applicable Percentage” means (a) in respect of any Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Loan Facility represented by (i) on or prior to the Effective Date, such Term Lender’s Term Loan Commitment in respect of such Term Loan Facility at such time and (ii) thereafter, the Outstanding Amount of such Term Lender’s Term Loans in respect of such Term Loan Facility at such time, and (b) in respect of the CapX Facility, with respect to any CapX Lender at any time, the percentage (carried out to the ninth decimal place) of the CapX Facility represented by (i) the undrawn amount of such CapX Lender’s CapX Commitment at such time plus (ii) the Outstanding Amount of such CapX Lender’s CapX Loans at such time. The initial Applicable Percentage of each Lender with respect to each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BMO Capital Markets Corp..

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary or (b) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (i) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, (ii) only such Person (or its Subsidiaries so acquired) are obligors with respect to such Indebtedness, (iii) such Indebtedness is not a revolving loan facility; and (iv) such Indebtedness is not secured by any Liens on Accounts or Aircraft Parts.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any sale and leaseback transaction, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 and the related Consolidated statement of operations, stockholders’ investment and cash flows for the fiscal year of the Company and its Subsidiaries then ended, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Availability Period” means in respect of the CapX Facility, the period from the Effective Date to the earliest of (i) the date that is five (5) years after the Effective Date, (ii) the Maturity Date, (iii) the date on which the CapX Loans under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and (iv) the date on which the CapX Commitment is terminated pursuant to Section 2.07.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by BMO from time to time as its prime rate for such day (with any change in such rate announced by BMO taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a one month Interest Period plus 1.00%. In no event shall Base Rate be less than 0%.

“Base Rate CapX Loan” means a segment of a CapX Loan that bears interest based on the Base Rate.

“Base Rate Loan” means a Base Rate Term Loan or a Base Rate CapX Loan.

“Base Rate Term Loan” means a segment of a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to each Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” shall have the meaning specified in Section 6.21.

“BMO” means BMO Harris Bank N.A.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors or sole member or manager of such Person or any Person or any committee thereof duly authorized to act on behalf of such board, (c) in the case of any partnership, the Board of Directors of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Agent” has the meaning specified in Section 2.15(g).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means any of (a) a Tranche A Term Borrowing, (b) a Tranche A FILO Term Borrowing, (c) a Tranche B Term Borrowing or (d) a CapX Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of Illinois, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, means any such day that is also a London Banking Day.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CapX Borrowing” means a borrowing consisting of simultaneous CapX Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by each of the CapX Lenders pursuant to Section 2.01(e).

“CapX Commitment” means, as to each CapX Lender, its obligation to make CapX Loans to the Borrowers pursuant to Section 2.01(e) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such CapX Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such CapX Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate CapX Commitment for all CapX Lenders shall at no time exceed $10,000,000.

“CapX Commitment Termination Date” means February 28, 2024.

“CapX Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding CapX Loans.

“CapX Equipment” means Rolling Stock.

“CapX Facility” means the facility described in Section 2.01(e), providing for CapX Loans to the Borrowers by the CapX Lenders.

“CapX Lender” means each Lender that has a CapX Commitment, or following termination of the CapX Commitment, has CapX Credit Exposure.

“CapX Loan” means a Base Rate Loan or a LIBOR Loan made to the Borrowers pursuant to Section 2.01(e).

“CapX Loan Note” means a promissory note made by the Borrowers in favor of a CapX Lender evidencing CapX Loans made by such CapX Lender, substantially in the form of Exhibit A-4.

“CapX Unused Facility Amount” means the daily amount of the Aggregate CapX Commitments.

“Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a) cash, denominated in Dollars or Canadian dollars;

(b) marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case (other than in the case of the United States government or any agency thereof) so long as such obligation has an investment grade rating by S&P or Moody’s;

(c) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or A-2 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations;

(d) insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000;

(e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A3 or better by Moody’s; and

(f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“CFCHC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events after the date of this Agreement by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-4 and 13d-6 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Voting Stock of the Company on a fully-diluted basis (and taking into account all such Voting Stock that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iv) whose election or nomination to that board or other equivalent governing body was approved by the Permitted Holders;

(c) the Company shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of each of any other Loan Party, except where such failure is the result of a transaction permitted under the Loan Documents; or

(d) any “change of control” or similar event under the ABL Loan Documents.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, certain property of the Loan Parties or any other Person in which the Administrative Agent or any Secured Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means a Tranche A Term Loan Commitment, Tranche A FILO Term Loan Commitment, Tranche B Term Loan Commitment, or a CapX Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, in each case, described in Section 2.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conforming Credit Product Obligations” means Credit Product Obligations (a) established pursuant to a Credit Product Notice delivered at a time no Event of Default shall be continuing and (b) up to a maximum amount (or, in the case of Credit Product Obligations arising under Swap Contracts, the Swap Termination Value thereunder) specified in such Credit Product Notice (whether delivered to establish or increase the amount thereof).

“Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered pursuant to Section 7.01 or, for the period prior to the time any such statements are so delivered pursuant to Section 7.01, the pro forma financial statements otherwise previously delivered to the Administrative Agent.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of or otherwise becomes or is contingently liable upon the obligation or liability of any other Person, agrees to maintain the net worth, working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means, with respect to any Deposit Account, Securities Account or Commodity Account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the ABL Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Account Bank” means each bank with whom Deposit Accounts of any of the Loan Parties are maintained and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably approved by the Administrative Agent.

“Controlled Entity” means, with respect to any Person, (a) its Subsidiaries and Affiliates, (b) its officers, directors, employees and agents and (c) the officers, directors, employees and agents of such Subsidiaries and Affiliates.

“Core Business” means any material line of business conducted by the Company and its Subsidiaries as of the Effective Date and any business directly related thereto.

“Cost” means (a) with respect to Aircraft Parts, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Loan Parties’ accounting practices as in effect on the Effective Date and (b) with respect to Equipment, an amount equal to the total consideration paid for such Equipment, less delivery and installation charges and other soft costs determined by the Administrative Agent in its Permitted Discretion.

“Credit Exposure” means, as to any Lender at any time, the aggregate amount of such Lender’s Term Credit Exposure and CapX Credit Exposure at such time.

“Credit Extension” means a Borrowing.

“Credit Product Arrangements” means, collectively, (a) Swap Contracts between a Loan Party or Subsidiary of a Loan Party and any Lender or Affiliate of a Lender and (b) Treasury Management and Other Services.

“Credit Product Notice” means the written notice from a Credit Product Provider and the Borrower Agent to the Administrative Agent relating to Credit Product Arrangements in such form as may be acceptable to the Administrative Agent.

“Credit Product Obligations” means Indebtedness and other obligations of any Loan Party or Subsidiary of a Loan Party (a) arising under Credit Product Arrangements, (b) owing to any Credit Product Provider and (c) only if owing to a Credit Product Provider other than BMO or its Affiliates, as to which a Credit Product Notice has been delivered to the Administrative Agent in which the Borrower Agent has expressly requested that such obligations be treated as Credit Product Obligations for purposes hereof; provided, however, Credit Product Obligations shall not include Excluded Swap Obligations.

“Credit Product Provider” means (a) BMO or any of its Affiliates and (b) any other Lender or an Affiliate of a Lender that is a provider under a Credit Product Arrangement, so long as such provider and the Borrower Agent deliver a Credit Product Notice to the Administrative Agent by the later of the Effective Date or, if not outstanding on the Effective Date, 10 days (or such later date as may be agreed to by the Administrative Agent) following the entering into of the applicable Credit Product Arrangement, (i) describing the Credit Product Arrangement and setting forth the maximum amount of Credit Product Obligations thereunder to be secured by the Collateral (and, if all or any portion of such Credit Product Obligations arise under Swap Contracts, the Swap Termination Value of such Credit Product Obligations) and the methodology to be used in calculating such amount and (ii) agreeing to be bound by Section 10.12.

“Credit Product Reserve” means (a) reserves which shall be established by the Administrative Agent in an amount equal to not less than the last reported Swap Termination Value (as given in accordance with the definition of Credit Product Obligation) of the then outstanding Priority Swap Obligations for the account of the Loan Parties or their Affiliates, and (b) reserves established by the Administrative Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of the then outstanding Credit Product Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin with respect to Base Rate Loans plus (c) 3.00% per annum; provided, however, that with respect to a LIBOR Loan, until the end of the Interest Period during which the Default Rate is first applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBOR Loan plus 3.00% per annum, and thereafter as set forth in the portion of this sentence preceding this proviso, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified any Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination by the Administrative Agent to the Borrower Agent and each other Lender.

“Direct Foreign Subsidiary” means a Subsidiary, other than a Domestic Subsidiary that is not a CFCHC, a majority of whose Voting Equity Interests are owned by the Borrowers or a Domestic Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease, Division or other disposition (including any sale and leaseback transaction and any casualty or condemnation) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, or (ii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control; provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 11.06 and (b) so long as no Event of Default has occurred and is continuing, any other Person that is a bona fide competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by the Administrative Agent posting such notice to the Lenders) from time to time that is reasonably acceptable to the Administrative Agent; provided, irrespective of the occurrence or continuance of an Event of Default, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“DQ List” has the meaning specified in Section 11.06(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment), which date is February 28, 2019.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Borrower Agent (such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates (other than a Permitted Holder) or any Disqualified Institution.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency liabilities” has the meaning specified in Section 3.04(e).

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Deposit Account” (a) Deposit Accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) all Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust or escrow accounts for transactions permitted by this Agreement or that would be, if consummated, permitted by this Agreement, or accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) zero balance disbursement accounts and (d) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (d).

“Excluded Equity Interests” shall mean (a) any of the outstanding Voting Equity Interests of any CFC or CFCHC that is a Direct Foreign Subsidiary of a Loan Party in excess of 65% of all the Voting Equity Interests of such CFC or CFCHC; provided, that in the event that Proposed Treasury Regulation 1.956-1 is finalized without material amendments and a pledge of such Voting Equity Interests described in this clause (a) would not result in any additional U.S. federal income Tax liability for the Borrowers or any of their affiliates, then the Voting Equity Interests described in this clause (a) shall no longer constitute Excluded Equity Interests, (b) any Voting Equity Interests of any CFC or CHCHC that is not a Direct Foreign Subsidiary of a Loan Party, (c) the Equity Interests of a Subsidiary that is not a wholly-owned Subsidiary the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than any such owners that are the Company or Affiliates of the Company) that is binding on or relating to such Equity Interests, or the applicable organizational documents, joint venture agreement or shareholders’ agreement of such Subsidiary, and (d) Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiaries.

“Excluded Real Property” means (a) any fee-owned Real Property of a Loan Party with a Fair Market Value of less than $2,500,000 individually and (b) any Real Property with respect to which, in the reasonable judgment of the Administrative Agent the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lenders.

“Excluded Subsidiary” means (a) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (b) each Immaterial Subsidiary, (c) (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (ii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCs and/or one or more CFCHCs (a “CFCHC”) and (iii) any direct or indirect Subsidiary of any CFC or CFCHC and (d) any Unrestricted Subsidiary; provided, however that, notwithstanding the foregoing, no Borrower shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Agreement” means that certain Credit Agreement dated as of July 21, 2017, among the Borrowers, the Subsidiary Guarantors, BMO, as administrative agent, swing line lender and a letter of credit issuer and a syndicate of Lenders, as amended prior to the Effective Date.

“Existing Credit Facility” means the Existing Agreement and all related documents and transactions.

“Extraordinary Expenses” means all costs, expenses, liabilities or advances that Administrative Agent incurs or makes during a Default or an Event of Default, or during the pendency of an proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Facilities” means each of the Term Loan Facilities and the CapX Facility, and “Facility” means any of them.

“Facility Termination Date” means the date as of which Payment in Full has occurred.

“Fair Market Value” means, with respect to any asset or any group of assets, as of any date of determination, the value of the consideration obtainable in a sale of such assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the Effective Date among the Company, the Administrative Agent and BMO Capital Markets Corp..

“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records (including maintenance records of any Rolling Stock, Aircraft, or Aircraft Parts) sufficient to permit the Administrative Agent or its representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as Administrative Agent deems appropriate in its Permitted Discretion, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Activities Laws” has the meaning specified in Section 7.11.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any officer or employee of a Governmental Authority, or of a public national or international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public national or international organization.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person who executes or becomes a party to this Agreement as a guarantor pursuant to Article XII or otherwise executes and delivers a guaranty agreement acceptable to the Administrative Agent guaranteeing any of the Obligations.

“Guarantor Payment” has the meaning specified in Section 2.15(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Restricted Subsidiary the gross revenue or total assets of which accounts for not more than (i) 2.5% of the Consolidated gross revenues (after intercompany eliminations) of the Company and the Restricted Subsidiaries and (ii) 2.5% of Consolidated Total Assets (after intercompany eliminations), in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter. If the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to the previous sentence account for, in the aggregate, more than (i) 5% of such consolidated gross revenues (after intercompany eliminations) or (ii) 5% of Consolidated Total Assets (after intercompany eliminations), each as described in the previous sentence, then the term “Immaterial Subsidiary” shall exclude each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or Consolidated Total Assets and then in descending order) necessary to limit the Immaterial Subsidiaries as a group to the lesser of 5% of the consolidated gross revenues and 5% of Consolidated Total Assets, each as described in the previous sentence.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest is customarily paid;

(b) all direct or Contingent Obligations of such Person arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and other financial products and services (including treasury management and commercial credit card, merchant card and purchase or procurement card services);

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and any accrued and unpaid obligations with respect to the Permitted Earn-Out Payments or similar payments under other Acquisition documents;

(e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) obligations under Capital Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency Event” means, with respect to any Person the occurrence of any of the following:

(a) the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws;

(b) the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code or other Debtor Relief Laws and the petition or other filing is not controverted or dismissed within sixty (60) days after commencement of the case or proceeding;

(c) a custodian (as defined in the Bankruptcy Code or equal term under any other Debtor Relief Law, including a receiver, interim receiver, receiver manager, trustee or monitor) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking charge by, a rehabilitator, receiver, interim receiver, custodian, trustee, monitor, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e) such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f) any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;

(g) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h) such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and among the ABL Agent and the Administrative Agent, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Payment Date” means, (a) as to any LIBOR Loan, (i) the last day of each Interest Period applicable to such LIBOR Loan; provided that if any Interest Period for a LIBOR Loan is greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates (ii) any date that such Loan is prepaid or converted, in whole or in part, and

(iii) the Maturity Date; and (b) as to any Base Rate Loan, (i) the first day of each month with respect to interest accrued through the last day of the immediately preceding month, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending, in each case, on the date one, two, three or six months thereafter, as selected by the Borrower Agent in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“International Registry” means the international registry established in accordance with the Cape Town Convention.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type of security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such transfer or exchange.

“IP Rights” rights of any Person to use any Intellectual Property.

“Joinder” means a joinder agreement substantially in the form of Exhibit E to this Agreement.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Agent and the Administrative Agent.

“LIBOR Loan” means a Loan that bears interest a rate based on clause (a) of the definition of “LIBOR Rate.”

“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (but in no event less than zero) (i) the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) subject to Section 3.03, if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by the Administrative Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (but which shall never be less than zero) (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by such other authoritative source (as is selected by the Administrative Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“License” means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains IP Rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises or owned premises subject to a mortgage, the lessor or mortgagee, as applicable, agrees to, among other things, waive or subordinate any Lien it may have on the Collateral and permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any material Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to such material Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan” means an extension of credit under Article II in the form of a Tranche A Term Loan, a Tranche A FILO Term Loan, a Tranche B Term Loan or a CapX Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Security Instrument, each Committed Loan Notice the Vehicle Title Custodial Agreement, each Compliance Certificate, the Intercreditor Agreement, the Fee Letter, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement, but excluding, for the avoidance of doubt, Credit Product Arrangements.

“Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

“Loan Parties” means the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Acquisition” means any Acquisition or series of related Acquisitions that involves the payment of gross consideration by the Company in excess of $15,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) the Borrowers, taken as a whole or (ii) the Company and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or the other Loan Documents or on the ability of the Administrative Agent to collect any Obligation or realize upon any material portion of the Collateral.

“Material Contract” means any agreement or arrangement to which a Loan Party or Restricted Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under the Securities Exchange Act of 1934; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to (i) Subordinated Debt, (ii) the ABL Obligations or (iii) to Indebtedness in an aggregate amount of $10,000,000 or more.

“Material License” has the meaning assigned to such term in Section 7.15.

“Material Third-Party Agreement” has the meaning assigned to such term in Section 7.17(a).

“Maturity Date” means February 28, 2024.

“Measurement Period” means, at any date of determination, the most recently completed trailing twelve month period of the Company and its Restricted Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a) or 7.01(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Related Documents” means, with respect to any Real Property subject to a Mortgage, and at the request of the Administrative Agent, the following, in form and substance reasonably satisfactory to the Administrative Agent and received by the Lenders for review at least 15 days prior to the effective date of the Mortgage: (a) an ALTA mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage, by an insurer acceptable to the Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may reasonably require with respect to other Persons having an interest in the Real Property; (c) an ALTA Survey by a licensed surveyor reasonably acceptable to the Administrative Agent; (d) a life-of-loan flood hazard determination and, if the Real Property is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer acceptable to the Lenders; (e) a current appraisal of the Real Property, prepared by an appraiser reasonably acceptable to the Administrative Agent; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require; and (g) an environmental indemnity agreement and such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Property.

“Mortgaged Property” means Real Property, other than Excluded Real Property, required from time to time to be subject to a Mortgage pursuant to the terms of this Agreement.

“Mortgages” means the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust or deeds to secure debt executed by a Loan Party from time to time after the Effective Date as may be required under this Agreement, in favor of the Administrative Agent, for the benefit of the Loan Parties, by which such Loan Party has granted to the Administrative Agent, as security for the Obligations, a Lien upon the Mortgaged Property described therein, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(4) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to the Disposition of any asset of any Loan Party or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable, indemnification or other escrow, or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the Disposition thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Company or any Restricted Subsidiary), (B) the reasonable out-of-pocket expenses incurred by such Loan Party or any Subsidiary in connection with such Disposition, including any brokerage commissions, underwriting fees and discount, legal fees, investment banking fees, accountant fees, finder’s fees and other similar fees and commissions, (C) taxes paid or reasonably estimated to be payable by the Loan Party or any Restricted Subsidiary in connection with the relevant Disposition, (D) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to clause (C) above) to the extent such reserves are (x) associated with the assets that are the object of such Disposition and (y) retained by such Loan Party or applicable Restricted Subsidiary, and (E) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by such Loan Party or applicable Restricted Subsidiary in connection therewith to the extent such reserves are (1) associated with the assets that are the object of such Disposition and (2) retained by such Loan Party or applicable Restricted Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (D) or (E) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such Disposition occurring on the date of such reduction, and (Y) if required, immediately be applied to the prepayment of Loans in accordance with Section 2.06(c).

“New CapX Equipment” means newly manufactured CapX Equipment acquired by a Loan Party.

“NOLV” means with respect to the Loan Parties’ Aircraft Parts or Equipment, the net orderly liquidation value of such Aircraft Parts or Equipment (a percentage of the Cost of such Aircraft Parts or Equipment) that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses and net of reserves, as determined from time to time by reference to the most recent Acceptable Appraisal (which, for the avoidance of doubt with respect to Term Loan Equipment, shall be the Acceptable Appraisal completed prior to the Effective Date until such time as a new Acceptable Appraisal is completed); provided, however, that the NOLV shall be deemed to be 60.0% of the cost thereof (as reflected in the Loan Parties’ general ledger) with respect to acquired Aircraft Parts until such time such Aircraft Parts are subject to an Acceptable Appraisal.

“Non-Consenting Lender” has the meaning assigned to such term in Section 11.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means each or all of the CapX Notes and/or the Term Loan Notes, as applicable.

“NPL” means the National Priorities List pursuant to CERCLA, as updated from time to time.

“Obligations” means (a) all amounts owing by any Loan Party to the Administrative Agent, any Lender or any other Secured Party pursuant to this Agreement or any other Loan Document or otherwise with respect to any Loan, and including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, indemnification and reimbursement payments, fees, costs and expenses (including all fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) Credit Product Obligations; provided, that Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 7.11.

“OFAC Listed Person” shall have the meaning specified in Section 6.21.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent in all material respects with past practices and undertaken in good faith.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means with respect to CapX Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Cap X Loans or Term Loans, as applicable, occurring on such date.

“Overnight Rate” means, for any day and from time to time as in effect, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in clause (d) of Section 11.06.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 11.06.

“Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party assigns to Administrative Agent, for the benefit of the Secured Parties, such Person’s interests in its patents, as security for the Obligations.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Conditions” means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a) as of the date of any such Specified Transaction and immediately after giving effect thereto, no Event of Default has occurred and is continuing;

(b) the Loan Parties are in compliance with clause (b) of the definition of “Payment Conditions” in the ABL Loan Agreement;

(c) the Loan Parties are in compliance with clause (c) of the definition of “Payment Conditions” in the ABL Loan Agreement; and

(d) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment in Full” means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon, (b) the Commitments shall have terminated or expired, (c) the obligations and liabilities of each Loan Party and its Affiliates under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements satisfactory to the applicable Credit Product Providers shall have been made with respect thereto, and (d) all claims of the Loan Parties against any Secured Party arising on or before the payment date in connection with the Loan Documents or any Credit Product Arrangements, as applicable, shall have been released on terms reasonably acceptable to the Administrative Agent or the applicable Credit Product Providers; provided that notwithstanding full payment as provided herein, the Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent receives a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages.

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by a Loan Party so long as:

(a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses;

(b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c) the Payment Conditions are satisfied; and

(d) The Borrower Agent shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, to the extent available, such other information as the Administrative Agent may reasonably request.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Earn-Out Payments” means earn-out payments incurred after the Effective Date in connection with a Permitted Acquisition or other Investment permitted by this Agreement.

“Permitted Holder” means Elliott Associates, L.P., a Delaware limited partnership and/or Elliott International, L.P., a Cayman Islands, British West Indies limited partnership and/or any of their controlled Affiliates (other than any Loan Party or any Subsidiaries thereof).

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 11.06(i)(c).

“Platform” has the meaning specified in Section 7.02.

“Priority Swap Obligations” means Credit Product Obligations under Swap Contracts (a) owing to BMO or its Affiliates (so long as BMO (in its discretion) shall have established a Credit Product Reserve with respect thereto) or (b) owing to any other Credit Product Provider and expressly identified as “Priority Swap Obligations” in a Credit Product Notice from the Borrower Agent and such Credit Product Provider to the Administrative Agent (which at all times shall be subject to a Credit Product Reserve).

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP, if required; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material Collateral; (e) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP” means any Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Person, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of a Borrower hereunder.

“Refinancing Conditions” means the following conditions for Refinancing Indebtedness: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced plus accrued interest and reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension; (b) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the otherwise market rate of interest for such Indebtedness; (c) it has a final maturity no sooner than and a weighted average life no less than the Indebtedness being extended, renewed or refinanced; (d) it is subordinated (both in terms of payment subordination and lien subordination, as applicable) to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (e) no additional Liens, if any, are granted with respect to such Refinancing Indebtedness; (f) no additional Person is obligated, primarily or contingently, on such Refinancing Indebtedness; (g) such Refinancing Indebtedness shall be on terms, taken as a whole (other than interest rates, rate floors, fees and optional repayment or redemption terms) not materially more restrictive to the Loan Parties, as determined by the Company in good faith, than the Indebtedness being extended, renewed or refinanced; and (h) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under Section 8.01(m), the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement.

“Refinancing Indebtedness” means the Indebtedness that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 8.01(b), (f), (g), (h), (m), (o), (p) and (q) as to which the Refinancing Conditions are satisfied.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could reasonably be expected to assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, (x) Lenders holding more than 50% of the Total Credit Exposure of all Lenders and (y) to the extent that BMO is a Lender hereunder, BMO. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Restricted Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of Equity Interests of the Company or its Affiliates, or (iv) any payment of a Permitted Earn-Out Payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Rolling Stock” means any Equipment that (a) consists of trucks, tractors, trailers and/or other vehicles subject to certificates of title and (b) is owned by any Loan Party.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means (a) each Lender, (b) each Credit Product Provider, (c) the Administrative Agent, (d) the Arranger and (e) the successors and assigns of each of the foregoing.

“Secured Party Expenses” has the meaning specified in Section 11.04(a).

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Pledge and Security Agreement and Irrevocable Proxy dated as of the Effective Date by the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Agreements, the Aircraft Mortgages, the Aircraft Related Documents, the Mortgages, the Mortgage Related Documents, the Copyright Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in property as security for all or any portion of the Obligations.

“Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Debt Payment” means any prepayment of Indebtedness made pursuant to Section 8.11(a)(v).

“Specified Investment” means any Investment made pursuant to Section 8.03(l).

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.15(c)).

“Specified Restricted Payment” means any Restricted Payment pursuant to Section 8.06(e) or (f).

“Specified Transaction” means each Specified Debt Payment, Specified Investment, Specified Restricted Payment and Permitted Acquisition.

“Subordinated Debt” means (i) Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full and which is in form and on terms reasonably satisfactory to, and approved in writing by, the Administrative Agent, and (ii) Permitted Earn-Out Payments.

“Subordination Provisions” means any provision relating to debt or lien subordination applicable to or contained in any documents evidencing any Subordinated Debt, including as set forth in the Intercreditor Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules; provided, that no stock option, phantom stock, restricted stock or similar plan or agreement providing for payments on account of services provided by current or former directors or employees of any Loan Party shall be a “Swap Contract.”

“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Term Loans.

“Term Lender” means each Lender that has a Term Loan Commitment or, following termination of the Term Loan Commitments, has Term Credit Exposure.

“Term Loan” means Tranche A Term Loans, Tranche A FILO Term Loans and Tranche B Term Loans, individually or collectively, as the context may require.

“Term Loan A Equipment” means Rolling Stock existing on the Effective Date, identified on Schedule 1.03(a) and which were included in the underwriting for purposes of for determining each of the Tranche A Term Loan Commitment and Tranche A FILO Term Loan Commitment, respectively.

“Term Loan A Note” means a promissory note made by the Borrowers in favor of a Tranche A Term Lender evidencing Tranche A Term Loans made by such Tranche A Term Lender, substantially in the form of Exhibit A-1.

“Term Loan A FILO Note” means a promissory note made by the Borrowers in favor of a Tranche A FILO Term Lender evidencing Tranche A FILO Term Loans made by such Tranche A FILO Term Lender, substantially in the form of Exhibit A-2.

“Term Loan B Equipment” means Aircraft and Aircraft Parts existing on the Effective Date, identified on Schedule 1.03(b) and which were included in the underwriting for purposes of for determining the Tranche B Term Loan Commitment.

“Term Loan B Note” means a promissory note made by the Borrowers in favor of a Tranche B Term Lender evidencing Tranche B Term Loans made by such Tranche B Term Lender, substantially in the form of Exhibit A-3.

“Term Loan Commitment” means the Tranche A Term Loan Commitment, the Tranche A FILO Term Loan Commitment and the Tranche B Term Loan Commitment, individually or collectively, as the context may require.

“Term Loan Equipment” means, collectively, the Term Loan A Equipment and the Term Loan B Equipment.

“Term Loan Facility” means the Tranche A Term Loan Facility, the Tranche A FILO Term Loan Facility and the Tranche B Term Loan Facility, individually or collectively, as the context may require.

“Term Loan Notes” means, collectively, the Term Loan A Notes, the Term Loan A FILO Notes and the Term Loan B Notes.

“Term Loan Priority Account” has the meaning specified in Section 7.21(f).

“Term Loan Priority Collateral” has the meaning given such term in the Intercreditor Agreement.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused outstanding Commitments of such Lender and the Credit Exposure of such Lender at such time.

“Trade and Replacement Plan” means any plan or program providing for the trade or replacement of Rolling Stock.

“Trade Date” has the meaning specified in Section 11.06(i)(a).

“Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party assigns to the Administrative Agent, for the benefit of the Secured Parties, such Person’s interest in its trademarks as security for the Obligations.

“Tranche A Lenders” means, collectively, Tranche A Term Lenders and Tranche A FILO Lenders.

“Tranche A Loans” means, collectively, Tranche A Term Loans and Tranche A FILO Term Loans.

“Tranche A Term Borrowing” means a borrowing consisting of simultaneous Tranche A Term Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by each of the Tranche A Term Lenders pursuant to Section 2.02.

“Tranche A Term Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Tranche A Term Loans.

“Tranche A Term Lender” means each Lender that has a Tranche A Term Loan Commitment or, following termination of the Tranche A Term Loan Commitments, has Tranche A Term Credit Exposure.

“Tranche A Term Loan” means a Base Rate Loan or a LIBOR Loan made to the Borrowers pursuant to Section 2.01(b).

“Tranche A Term Loan Commitment” means, as to each Tranche A Term Lender, its obligation to make Tranche A Term Loans to the Borrowers pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A Term Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche A Term Loan Commitment for all Tranche A Term Lenders is $40,357,469.

“Tranche A Term Loan Facility” means the facility described in Section 2.01(b), providing for Tranche A Term Loans to the Borrowers.

“Tranche A FILO Term Borrowing” means a borrowing consisting of simultaneous Tranche A FILO Term Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by each of the Tranche A FILO Term Lenders pursuant to Section 2.02.

“Tranche A FILO Term Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Tranche A FILO Term Loans.

“Tranche A FILO Term Lender” means each Lender that has a Tranche A FILO Term Loan Commitment or, following termination of the Tranche A FILO Term Loan Commitments, has Tranche A FILO Term Credit Exposure.

“Tranche A FILO Term Loan” means a Base Rate Loan or a LIBOR Loan made to the Borrowers pursuant to Section 2.01(c).

“Tranche A FILO Term Loan Commitment” means, as to each Tranche A FILO Term Lender, its obligation to make Tranche A FILO Term Loans to the Borrowers pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A FILO Term Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A FILO Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche A FILO Term Loan Commitment for all Tranche A FILO Term Lenders is $2,522,342.

“Tranche A FILO Term Loan Facility” means the facility described in Section 2.01(c), providing for Tranche A FILO Term Loans to the Borrowers.

“Tranche B Term Borrowing” means a borrowing consisting of simultaneous Tranche B Term Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period, made by each of the Tranche B Term Lenders pursuant to Section 2.02.

“Tranche B Term Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Tranche B Term Loans.

“Tranche B Term Lender” means each Lender that has a Tranche B Term Loan Commitment or, following termination of the Tranche B Term Loan Commitments, has Tranche B Term Credit Exposure.

“Tranche B Term Loan” means a Base Rate Loan or a LIBOR Loan made to the Borrowers pursuant to Section 2.01(d).

“Tranche B Term Loan Commitment” means, as to each Tranche B Term Lender, its obligation to make Tranche B Term Loans to the Borrowers pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche B Term Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche B Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche B Term Loan Commitment for all Tranche B Term Lenders is $8,251,206.

“Tranche B Term Loan Facility” means the facility described in Section 2.01(d), providing for Tranche B Term Loans to the Borrowers.

“Transaction” means, individually or collectively as the context may indicate, (a) entering into the ABL Obligations, (b) the entering by the Loan Parties of the Loan Documents to which they are a party and the funding of the Term Loan Credit Facilities and (c) the payment in full and cancellation of the Existing Credit Facility.

“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury and cash management services, (b) all commercial credit card, purchase card, p-card and merchant card services; and (c) all other banking products or services, including trade and supply chain finance services, in each case, to or for the benefit of any Loan Party or an Affiliate of any Loan Party which are entered into or maintained with a Lender or an Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary in accordance with Section 6.13. Each Unrestricted Subsidiary as of the Effective Date is listed on Schedule 1.02 hereto.

“Unused Fee” has the meaning specified in Section 2.09(b).

“Unused Fee Rate” means a per annum rate equal to 0.50%.

“U.S. Economic Sanctions” shall have the meaning specified in Section 6.21.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Used CapX Equipment” means CapX Equipment consisting of used trailers that are (i) currently being leased by a Loan Party and (ii) less than 60 months old.

“Vehicle Title Custodial Agreement” means the Collateral Agency Agreement dated as of the Effective Date among the Loan Parties, the Vehicle Title Service Provider and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Vehicle Title Service Provider” means Corporation Service Company, or any successor provider appointed by the Administrative Agent.

“Voting Stock” means in relation to a Person, shares of Equity Interests entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) A reference to Loan Parties’ “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the Effective Date, except (i) with respect to any reports or financial information required to be delivered pursuant to Section 7.01, which shall be prepared in accordance with GAAP as in effect and applicable to that accounting period in respect of which reference to GAAP is being made and (ii) as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of each Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. Except as expressly provided otherwise herein, all references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Calculations. In computing financial ratios and other financial calculations of the Company and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Company and its Subsidiaries shall be calculated at par value irrespective if the Company has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Chattel Paper,” “Commodity Account,” “Commodity Contracts,” “Deposit Account,” “Documents,” “Equipment”, “General Intangibles,” “Instrument,” “Inventory,” “Record,” and “Securities Account.”

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Reserved.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loan Commitments.

(a) [Reserved].

(b) Tranche A Term Loan Commitments. Subject to the terms and conditions set forth herein, each Tranche A Term Lender severally agrees to make a single loan to the Company on the Effective Date in an amount equal to such Tranche A Term Lender’s Tranche A Term Loan Commitment. The advance of the Tranche A Term Loan shall be made simultaneously by the Tranche A Term Lenders in accordance with their respective Applicable Percentages of the Tranche A Term Loan Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Tranche A Term Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

(c) Tranche A FILO Term Loan Commitments. Subject to the terms and conditions set forth herein, each Tranche A FILO Term Lender severally agrees to make a single loan to the Company on the Effective Date in an amount equal to such Tranche A FILO Term Lender’s Tranche A FILO Term Loan Commitment. The advance of the Tranche A FILO Term Loan shall be made simultaneously by the Tranche A FILO Term Lenders in accordance with their respective Applicable Percentages of the Tranche A FILO Term Loan Facility. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Tranche A FILO Term Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

(d) Tranche B Term Loan Commitments. Subject to the terms and conditions set forth herein, each Tranche B Term Lender severally agrees to make a single loan to the Company on the Effective Date in an amount equal to such Tranche B Term Lender’s Tranche B Term Loan Commitment. The advance of the Tranche B Term Loan shall be made simultaneously by the Tranche B Term Lenders in accordance with their respective Applicable Percentages of the Tranche B Term Loan Facility. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed. Tranche B Term Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

(e) CapX Loan Commitment. Subject to the terms and conditions set forth herein, each CapX Lender severally agrees to make CapX Loans to the Borrowers in an aggregate amount up to the CapX Commitment from time to time during the Availability Period for the CapX Facility; provided that:

(i) Each CapX Loan shall be in an amount at least equal to $3,500,000 (or, if less, the remaining amount of the CapX Commitment);

(ii) The Company shall have delivered to Administrative Agent a schedule identifying the CapX Equipment (such identification to be in form and substance reasonably satisfactory to Administrative Agent, and such schedule to be promptly updated by Borrowers to reflect the deletion of any Equipment as a result of any Disposition or ineligibility) to be financed with such CapX Loan;

(iii) With respect to (A) any New CapX Equipment, the Company shall have delivered to Administrative Agent a copy of the invoice for such New CapX Equipment and a calculation of the Cost thereof and (B) any Used CapX Equipment, the Administrative Agent shall have completed an Acceptable Appraisal;

(iv) such CapX Equipment shall be acquired by a Borrower contemporaneously with the proceeds of such CapX Loan or shall have been acquired by a Borrower within the 180 day period immediately prior to the making of such CapX Loan;

(v) such CapX Equipment, once acquired by a Borrower, shall constitute Rolling Stock; and

(vi) each CapX Loan shall not exceed (A) with respect to New CapX Equipment, 85% of the Cost of such New CapX Equipment to be financed by such CapX Loan and (B) with respect to Used CapX Equipment, 85% of the NOLV of such Used CapX Equipment to be financed by such CapX Loan.

It is understood and agreed that the Company will deliver to the Administrative Agent the information required above, together with such additional information regarding the CapX Equipment that the Administrative Agent reasonably requests, and such information shall be provided at least 10 days (or such shorter period, as the Administrative Agent shall agree) prior to the making of any CapX Loan. Upon the making of a CapX Loan, a portion of the CapX Commitment shall expire upon funding in an amount equal to the funded CapX Loan. No more than ten (10) CapX Loans shall be made during the term of this Agreement.

(f) [Reserved].

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a) must be promptly confirmed in writing by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Tranche A Term Borrowing, a Tranche A FILO Term Borrowing, a Tranche B Term Borrowing or a CapX Borrowing, (ii) the principal amount of Loans to be borrowed, converted or continued, (iii) the Type of Loans to be borrowed or to which existing Loans are to be converted, (iv) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day) and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Loan Borrowing or CapX Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of BMO with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate and, at the request of the Borrower Agent, deliver to the Borrower Agent a statement showing the quotations used by the Administrative Agent in determining such rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Agent and the Lenders of any change in BMO’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) LIBOR Rate Interest Periods in effect in respect of the Facilities.

(f) [Reserved].

2.03 Reserved.

2.04 Reserved.

2.05 Repayment of Loans.

(a) Tranche A Term Loan. The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Tranche A Term Lender the principal amount of the Tranche A Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates in the table below:

Date	Quarterly Payment
September 1, 2019	$2,242,082
December 1, 2019	$2,242,082
March 1, 2020	$2,242,082
June 1, 2020	$2,242,082
September 1, 2020	$2,242,082
December 1, 2020	$2,242,082
March 1, 2021	$2,242,082
June 1, 2021	$2,242,082
September 1, 2021	$2,242,082
December 1, 2021	$2,242,082
March 1, 2022	$2,242,082
June 1, 2022	$2,242,082
September 1, 2022	$2,242,082
December 1, 2022	$2,242,082
March 1, 2023	$2,242,082
June 1, 2023	$2,242,082
September 1, 2023	$2,242,082
December 1, 2023	$2,242,082

The outstanding unpaid principal balance and all accrued and unpaid interest on the Tranche A Term Loan shall be due and payable on the earlier of (i) the Maturity Date; and (ii) the date of the acceleration of the Tranche A Term Loan in accordance with the terms hereof.

(b) Tranche A FILO Term Loan. The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Tranche A FILO Term Lender the outstanding unpaid principal balance and all accrued and unpaid interest on the Tranche A FILO Term Loan on the earlier of

(i) the Maturity Date and (ii) the date of the acceleration of the Tranche A FILO Term Loan in accordance with the terms hereof; provided, that no such amounts shall be applied to the outstanding Tranche A FILO Term Loan until payment in full of the Tranche A Term Loans.

(c) Tranche B Term Loan. The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Tranche B Term Lender the principal amount of the Tranche B Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates in the table below:

September 1, 2019	$458,400
December 1, 2019	$458,400
March 1, 2020	$458,400
June 1, 2020	$458,400
September 1, 2020	$458,400
December 1, 2020	$458,400
March 1, 2021	$458,400
June 1, 2021	$458,400
September 1, 2021	$458,400
December 1, 2021	$458,400
March 1, 2022	$458,400
June 1, 2022	$458,400
September 1, 2022	$458,400
December 1, 2022	$458,400
March 1, 2023	$458,400
June 1, 2023	$458,400
September 1, 2023	$458,400
December 1, 2023	$458,400

The outstanding unpaid principal balance and all accrued and unpaid interest on the Tranche B Term Loan shall be due and payable on the earlier of (i) the Maturity Date and (ii) the date of the acceleration of the Tranche B Term Loan in accordance with the terms hereof.

(d) CapX Loan. In the event any CapX Loans are made, the principal of each CapX Loan shall be repaid on the first day of each fiscal quarter in consecutive quarterly installments based on a five-year amortization schedule (i.e. each installment shall be 1/20th of the original principal amount of such CapX Loan), commencing on the first day of the first full fiscal quarter immediately following the making of such CapX Loan. The outstanding unpaid principal balance and all accrued and unpaid interest on the CapX Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the CapX Loan in accordance with the terms hereof.

(e) [Reserved].

(f) Other Obligations. Obligations other than principal and interest on the Loans, including Extraordinary Expenses, shall be paid by Borrowers as specifically provided herein and in any other applicable Loan Documents or, if no payment date is specified, on demand.

2.06 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent from the Borrower Agent, at any time or from time to time voluntarily prepay Term Loans or CapX Loans in whole or in part; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of LIBOR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17(b), each prepayment of the outstanding Term Loans or CapX Loans pursuant to this Section 2.06(a) shall be applied to the principal repayment installments thereof pro rata to all remaining scheduled principal payments. Subject to Section 2.17, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Any prepayment of the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(ii) [Reserved].

(b) Mandatory.

(i) Asset Dispositions and Insurance Events. Subject to Section 2.06(d):

(A) Term Loan A Equipment. If a Disposition or insurance event occurs with respect to any Term Loan A Equipment, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon (or, if the realization by such Person of Net Cash Proceeds for any such Disposition or insurance event is less than $1,000,000, at the month end immediately following) receipt thereof by such Person, first, to the principal repayment installments of the Tranche A Term Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business), second, to the principal repayment installments of the Tranche A FILO Term Loans, and third, to the principal repayment installments of the Tranche B Term Loans and the CapX Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business).

(B) Term Loan B Equipment. If a Disposition or insurance event occurs with respect to any Term Loan B Equipment, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon (or, if the realization by such Person of Net Cash Proceeds for any such Disposition or insurance event is less than $1,000,000, at the month end immediately following) receipt thereof by such Person, first, to the principal repayment installments of the Tranche B Term Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business) and second, to the principal repayment installments of the Tranche A Loans and the CapX Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business). Any prepayment of the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(C) CapX Equipment. If a Disposition or insurance event occurs with respect to any CapX Equipment, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon (or, if the realization by such Person of Net Cash Proceeds for any such Disposition or insurance event is less than $1,000,000, at the month end immediately following) receipt thereof by such Person, first, to the principal repayment installments of the CapX Loan to which such CapX Equipment relates, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business) and second, ratably to the principal repayment installments of the Tranche A Loans and the Tranche B Term Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business). Any prepayment of the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(D) Other Property. If a Disposition or insurance event occurs with respect to any property (other than Term Loan A Equipment, Term Loan B Equipment and CapX Equipment) of any Loan Party or any of its Restricted Subsidiaries (other than any Disposition of property permitted by Section 8.05(a), Section 8.05(l) or Section 8.05(m)) which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000 for any such Disposition and insurance events or $1,000,000 in the aggregate for all such Dispositions and insurance events in any fiscal year, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds immediately upon receipt thereof by such Person, ratably to the principal repayment installments of the Tranche A Loans, Tranche B Term Loans and the CapX Loans, in the inverse order of maturity against the remaining scheduled principal payments (or ratably to all remaining scheduled principal payments in the case of a Disposition in connection with the sale of a business). Any prepayment of the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(ii) Appraisals. If at any time after an appraisal of the Term Loan A Equipment the outstanding principal amount of the Tranche A Term Loans is in excess of 85% of the NOLV of the Term Loan A Equipment as determined by an appraisal prior to the Effective Date, the Borrowers shall promptly prepay the Tranche A Term Loans in an aggregate amount equal to such excess.

(iii) BMO as Administrative Agent and Lender. To the extent that BMO is a Lender hereunder, if at any time prior to the Maturity Date (a) BMO voluntarily ceases to be both the ABL Agent and an ABL Lender under the ABL Loan Agreement pursuant to Section 10.06 or 11.06(b) of the ABL Loan Agreement, respectively or (b) BMO ceases to be both the ABL Agent and an ABL Lender under the ABL Loan Agreement for any other reason, then (i) with respect to clause

(a), the Borrowers shall prepay all outstanding Obligations, together with any applicable prepayment premium, within 30 days of the date on which BMO ceases to be the ABL Agent and an ABL Lender under the ABL Loan Agreement or (ii) with respect to clause (b), the Borrowers shall prepay all outstanding Obligations, together with any applicable prepayment premium, within 3 Business Days of the date on which BMO ceases to be the ABL Agent and an ABL Lender under the ABL Loan Agreement.

(c) Application of Mandatory Prepayments. Subject to Section 9.03:

(i) Generally. Subject to Section 2.17, prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the relevant Facilities.

(ii) [Reserved].

(d) Reinvestment. Notwithstanding the foregoing, with respect to any Net Cash Proceeds less than $10,000,000 realized in connection with a Disposition or insurance event, in each case. described in Section 2.06(b)(i)(D), at the election of the Borrowers (as notified by the Borrower Agent to the Administrative Agent on or prior to the date of such Disposition or insurance event or receipt of proceeds) and so long as no Default shall have occurred and be continuing, such Loan Party or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets within 180 days after the receipt of such Net Cash Proceeds (the consummation of such reinvestment to be certified by the Borrowers in writing to the Lender within such period); provided, however, that any Net Cash Proceeds not so reinvested in excess of $250,000 in any fiscal year shall be immediately applied to the prepayment of the Loans as set forth in Section 2.06(c). If Administrative Agent, after consultation with the Borrowers agrees in its reasonable discretion to permit such repair or replacement, such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the Collateral so Disposed of or subject to an insurance event at such time and in such amounts as the Administrative Agent may determine in its reasonable credit judgment. If Administrative Agent declines to permit such repair or replacement in its reasonable discretion within such 180 day period, such amount shall be applied to the Loans in the manner otherwise specified in this Section 2.06(d).

(e) Prepayment Premium. All prepayments, refinancings, substitutions or replacements of all or any portion of Loans hereunder (including by way of the replacement of a Lender pursuant to Section 11.13) made prior to the fourth (4th) anniversary of the Effective Date, shall in each case be subject to a prepayment premium (to be paid to the Administrative Agent for the benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Loans) equal to the aggregate principal amount of each Loan so prepaid, refinanced, substituted or replaced multiplied by (i) 5.00%, with respect to such transactions made after the Effective Date but prior to the first anniversary of the Effective Date, (ii) 4.00%, with respect to such transactions made on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, (iii) 3.00%, with respect to such transactions made on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date and (iv) 2.00%, with respect to such transactions made on or after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date; provided, however, this Section 2.06(e) shall not apply to (and no prepayment premium pursuant to this clause (e) shall be owed in connection with) the amount of the Loans required to be prepaid pursuant to Section 2.06(b) so long as (i) the Dispositions of property were in conjunction with the retirement of such property in the ordinary course of business and (ii) the aggregate value of such Dispositions does not exceed $6,000,000 (x) from the Effective Date through the fiscal year end 2019, and (ii) each fiscal year thereafter. On or after the fourth anniversary of the Effective Date, no premiums or penalties shall be payable pursuant to this Section 2.06(e) in connection with any such prepayment, refinancing, substitution or replacement, other than LIBOR funding breakage costs, if any, as required under the terms of this Agreement.

2.07 Termination or Reduction of Commitments.

(a) [Reserved].

(b) Term Loan Commitments. (i) The aggregate Tranche A Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Tranche A Term Borrowing, (ii) the aggregate Tranche A FILO Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Tranche A FILO Term Borrowing and (iii) the aggregate Tranche B Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Tranche B Term Borrowing.

(c) CapX Commitment. The CapX Commitment shall terminate on the CapX Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least three (3) Business Days’ prior written notice to Administrative Agent (unless in connection with Payment in Full of all Obligations), Borrower Agent may, at its option, terminate the CapX Commitment. Any notice of termination given by Borrower Agent shall be irrevocable; provided that a notice of termination of the CapX Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower Agent (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. On the Maturity Date, Borrowers shall make Payment in Full of all Obligations.

Borrower Agent may permanently reduce the CapX Commitments, on a pro rata basis for each Lender, upon at least 10 days prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each other Obligation (including, to the extent not prohibited by applicable Law, interest not paid when due) shall bear interest on the unpaid amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) [Reserved].

(b) CapX Facility Unused Fee. The Borrowers shall pay to the Administrative Agent for the account of each CapX Lender in accordance with its Applicable CapX Percentage, a fee (the “Unused Fee”) equal to the Unused Fee Rate times the CapX Unused Facility Amount. The Unused Fee shall accrue at all times during the Availability Period for the CapX Facility, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period of the CapX Facility.

(c) [Reserved].

(d) Fee Letter. The Borrowers agree to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter.

(e) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) and the Unused Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan or other Loan Obligation not paid when due for the day on which the Loan is made or such Loan Obligation is due and unpaid, and shall not accrue on a Loan, or any portion thereof, or such Loan Obligation for the day on which the Loan, or such portion thereof, or Loan Obligation is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) Loan Account. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the Ordinary Course of Business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Loan Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

2.12 Payments Generally; the Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Subject to Section 9.03, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Presumptions by Administrative Agent.

(i) Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and CapX Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as provided in Section 2.06(c).

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) the Loan Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) the Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loan Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Reserved

2.15 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations, except Excluded Swap Obligations, and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Administrative Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Administrative Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash of all Obligations on the Facility Termination Date.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations. It is agreed among each Borrower, the Administrative Agent and Lenders that the provisions of this Section 2.15 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Lenders would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) The Administrative Agent and Lenders may, following and during the continuance of an Event of Default, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.15. If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim of forfeiture of such rights or remedies based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.15, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.15 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.15 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.15 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.15 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d) Direct Liability. Nothing contained in this Section 2.15 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e) Joint Enterprise. Each Borrower has requested that the Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the Term Loan Facilities and CapX Facility, all to their mutual advantage. The Borrowers acknowledge that the Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(f) Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash of all Obligations on the Facility Termination Date.

(g) Borrower Agent.

(i) Each Loan Party hereby irrevocably appoints and designates (or, if not a party hereto, by execution and delivery of a guaranty agreement acceptable to Administrative Agent or otherwise becoming a Guarantor hereunder shall be deemed to have irrevocably appointed and designated) the Company (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including, as applicable, requests for Credit Extensions, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender.

(ii) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iii) The Borrower Agent hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(iv) The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Request for Credit Extension) delivered by Borrower Agent on behalf of any Borrower or other Loan Party. The Administrative Agent and Lenders may give any notice to or communication with a Loan Party hereunder to the Borrower Agent on behalf of such Loan Party. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Loan Party agrees (or, if not a party hereto, by execution and delivery of a guaranty agreement acceptable to Administrative Agent or otherwise becoming a Guarantor hereunder shall be deemed to have agreed) that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

2.16 Reserved.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Agent may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Agent, to be held in a Deposit Account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, in the case of a Defaulting Lender under any Facility, to the payment of any obligations owing to the other Lenders under such Facility as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of such Defaulting Lender under the applicable Facility until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fee payable pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) [Reserved].

(b) Defaulting Lender Cure. If the Borrower Agent and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Reserved.

2.19 Designation of Subsidiaries as Unrestricted Subsidiaries. The Borrower Agent may, at any time after the Effective Date upon written notice to the Administrative Agent, designate any after acquired or formed Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation and on a pro forma basis as of the end of the most recent Measurement Period, no Default or Event of Default shall have occurred and be continuing, (ii) each Subsidiary to be designated as an Unrestricted Subsidiary (and its Subsidiaries) has not at the time of such designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become liable with respect to any Indebtedness pursuant to which the lender thereunder or any other party thereto has recourse to any Loan Party or other Restricted Subsidiary or to any assets of any Loan Party or other Restricted Subsidiary, (iii) no Loan Party shall have any liability for any Indebtedness or other obligations of any Unrestricted Subsidiary except to the extent permitted as to any unaffiliated Person under the Loan Documents, (iv) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (A) the Payment Conditions would be satisfied on a pro forma basis after giving effect to such designation, and (B) after giving thereto, Unrestricted Subsidiaries may not, in the aggregate, represent more than ten percent 10% of the total assets or total revenue of the Company and its Subsidiaries on a consolidated basis (after intercompany eliminations), (v) no Subsidiary that owns Intellectual Property or other assets that is material to the business of the other Loan Parties, taken as a whole, may be designated an Unrestricted Subsidiary, and no such Intellectual Property or other assets may be transferred to any Unrestricted Subsidiary following its designation as such, and (vi) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary or if it is a Restricted Subsidiary for purposes of the ABL Obligations. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the Fair Market Value of the Company or its Subsidiaries’ (as applicable) investment therein. Any notice delivered pursuant to this Section 2.19(a) shall include a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Parties or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnification by the Borrowers.

(i) Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Loan Party shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower Agent or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the occurrence of the Facility Termination Date.

(d) Evidence of Payments. Upon request by the Borrower Agent or the Administrative Agent, as the case may be, after any payment of Taxes by the Loan Parties or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower Agent and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower Agent or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B)(I) to (IV) and (ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Agent and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed copies of Internal Revenue Service Form W-8BEN-E (or, if applicable W-8BEN) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed copies of Internal Revenue Service Form W-8ECI,

(III) executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-BEN-E (or, if applicable W-8BEN), or

(V) executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 3.01, “Laws” shall include FATCA

(iii) Each Lender shall promptly (A) notify the Borrower Agent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Loan Parties or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the

Base Rate applicable to such Lender without reference to the LIBOR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates; Discontinuation of LIBOR.

(a) If the Required Lenders determine that for any reason in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of LIBOR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in Section 3.03(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and Borrower Agent shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (including any mathematical or other adjustments to such alternate rate of interest (if any) incorporated therein) and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice(s) from Lenders constituting the Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively or feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower Agent. From such time as an Alternative Interest Rate Election Event has occurred and is continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Interest Period request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective, and (y) if any notice of borrowing requests a LIBOR Loan, such Borrowing shall be made as a Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this clause (b), then clauses (x) and (y) of this sentence shall apply during such period only if the LIBOR Rate for such Interest Period is not available or published at such time on a current basis.

3.04 Increased Costs; Reserves on LIBOR Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (except for Indemnified Taxes or Other Taxes covered by Section 3.01) affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBOR Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Uniform Policy. Notwithstanding any other provision of this Section 3.04 to the contrary, no Lender shall be entitled to receive compensation pursuant to this Section 3.04 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.04.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different

Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive the resignation of the Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

ARTICLE IV

SECURITY AND ADMINISTRATION OF COLLATERAL

4.01 Security.

(a) Generally. As security for the full and timely payment and performance of all Obligations, Borrower Agent shall, and shall cause each other Borrower to, on or before the Effective Date, to the extent required by the Security Agreement, do or cause to be done all things as reasonably determined by the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Secured Parties a duly perfected first priority security interest in all Term Loan Priority Collateral and second priority interest in all ABL Priority Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder. Without limiting the foregoing, on the Effective Date Borrower Agent shall deliver, and shall cause each other Borrower to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Secured Parties certain personal property of the Borrowers and the other Loan Parties more particularly described therein, and (b) Uniform Commercial Code financing statements in form, substance and number as requested by the Administrative Agent, reflecting the Lien in favor of the Secured Parties on the Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may reasonably request, consistent with the requirements of the Security Agreement and this Agreement, to effect the transactions contemplated by this Article IV.

4.02 Collateral Administration.

(a) Administration of Accounts.

(i) Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may request.

(ii) Taxes. If an Account of any Borrower includes a charge for any Taxes, Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither the Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

(iii) Account Verification. (A) Upon the occurrence and during the continuance of an Event of Default or (B) in connection with any Field Exam and in cooperation and following consultation with the Borrower Agent, the Administrative Agent shall have the right, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Controlled Deposit Account (or a lockbox relating to a Controlled Deposit Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Controlled Deposit Account; provided, that any cash or Payment Items received by any Borrower or Subsidiary with respect to the Disposition of any Term Loan Equipment or CapX Equipment shall be deposited into the Term Loan Priority Account. The Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that a Borrower’s Accounts have been assigned to the Administrative Agent and to collect such Borrower’s Accounts directly in its own name, or in the name of the Administrative Agent’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Borrowers’ Loan Account.

(v) Extensions of Time for Payment. In addition, upon the occurrence and during the continuance of an Event of Default, other than in the Ordinary Course of Business and in amounts which are not material to such Borrower, each Borrower will not (i) grant any extension of the time for payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

(b) Administration of Aircraft Parts.

(i) Records and Reports of Aircraft Parts. Each Borrower shall keep accurate and complete records of its Aircraft Parts, including costs and daily withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. The Administrative Agent may participate in and observe each physical count.

The Administrative Agent, in its reasonable discretion, if any Event of Default is continuing, may cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties).

(ii) Returns of Aircraft Parts. No Borrower shall return any Aircraft Parts to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Event of Default exists or would result therefrom; (c) the Administrative Agent is promptly notified if the aggregate value of all Aircraft Parts returned in any month exceeds $1,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations in accordance with Section 2.06(c).

(iii) Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Aircraft Parts on consignment or approval, and shall assure that all Aircraft Parts are acquired in accordance with applicable Law. No Borrower shall sell any Aircraft Parts on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Aircraft Parts. The Borrowers shall use, store and maintain all Aircraft Parts with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c) Collateral at Locations Subject to a Material Third-Party Agreement. With respect to any location of Collateral subject to a Material Third-Party Agreement entered into after the Effective Date, each Loan Party shall use commercially reasonable efforts to provide the Administrative Agent with Lien Waivers with respect to the premises subject to such Material Third-Party Agreements. Loan Parties acknowledge that if such Lien Waivers are not delivered, then, except as otherwise expressly set forth herein, at the election of the Administrative Agent, the Administrative Agent may establish a Rent and Charges Reserve for such location.

4.03 After Acquired Property; Further Assurances.

(a) New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of any Deposit Account, Securities Account or Commodity Account by any Loan Party, other than any Excluded Deposit Account, such Loan Party shall deliver to the Administrative Agent a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Loan Party, the Administrative Agent and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained.

(b) Future Leases. Without limiting the generality of the foregoing subsection (a), prior to entering into any new lease of Real Property or renewing any existing lease of Real Property following the Effective Date, each Borrower shall, and shall cause each Loan Party to, use its (and their) commercially reasonable efforts to deliver to the Administrative Agent a Lien Waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any Real Property, to the extent the value of any Collateral (other than Rolling Stock or Aircraft) of the Borrowers held or to be held at such leased property exceeds (or it is anticipated that the value of such Collateral will exceed at any point in time during the term of such leasehold term) $100,000.

(c) Acquired Real Property. If, after the Effective Date, any Loan Party acquires, owns or holds an interest in any fee-owned Real Property not constituting Excluded Real Property, the Company will promptly (and in any event within ten (10) days of the acquisition thereof (or such longer period as the Administrative Agent may agree)) notify the Administrative Agent in writing of such event, identifying the property or interests in question. Promptly upon the Administrative Agent’s request (but not in contravention of the Intercreditor Agreement), each Loan Party with an interest in such fee-owned Real Property shall deliver applicable Mortgages and Mortgage Related Documents for such fee owned Real

Property in favor of the Administrative Agent, which shall be in form and substance reasonably acceptable to Administrative Agent.

(d) UCC Authorization. The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable Law without the signature of any Borrower appearing thereon, all UCC or PPSA financing statements reflecting any Borrower as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

(e) Rolling Stock. For the avoidance of doubt, the Borrower Agent shall (i) periodically schedule all Rolling Stock not identified on Schedule 6.29(a) as of the Effective Date and (ii) deliver (or cause to be delivered) a valid certificate of title issued in the name of a Loan Party which lists BMO (or the Vehicle Title Service Provider) as the first and sole lienholder with respect to each such item of Rolling Stock (the requirements of this clause (ii) are hereafter referred to as the “Vehicle Perfection Steps”), in each case pursuant to the Loan Documents, including Section 7.02(c) of the Credit Agreement and Sections 2.1.1 and 3.1 of the Vehicle Title Custodial Agreement; provided that (A) the Vehicle Perfection Steps shall not be required for any Rolling Stock financed pursuant to Section 8.01(f) and (B) so long as the Obligations hereunder are outstanding, the Vehicle Title Custodian Agreement shall identify the Administrative Agent as first priority lienholder and the ABL Agent as the second priority lienholder.

(f) Aircraft. For the avoidance of doubt, the Borrower Agent shall (i) periodically schedule all Aircraft not identified on Schedule 6.30(a) as of the Effective Date pursuant to Section 7.02(c) of the Credit Agreement (or upon request of the Administrative Agent during the occurrence and continuance of an Event of Default) and (ii) upon request of the Administrative Agent, execute and deliver an Aircraft Mortgage granting a first priority lien in favor of the Administrative Agent, together with each Aircraft Related Document, with respect to such Aircraft (the requirements of this clause (ii) are hereafter referred to as the “Aircraft Perfection Steps”); provided that (A) the Aircraft Perfection Steps shall not be required for any Aircraft financed pursuant to Section 8.01(f) and (B) so long as the Obligations hereunder are outstanding, the Administrative Agent shall be first priority lienholder and the ABL Agent shall be the second priority lienholder.

4.04 Cash Management.

(a) Controlled Deposit Accounts. Subject to the provisions of Section 7.21(a), the applicable Loan Party shall enter into a Control Agreement with respect to each Deposit Account listed on part (a) of Schedule 6.19, other than Excluded Deposit Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name. The Borrower Agent shall cause bank statements and/or other reports from the Controlled Account Banks to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Controlled Deposit Account to ensure the proper transfer of funds as set forth above. All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as the Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Loan Party as trustee of an express trust for Administrative Agent’s benefit and such Loan Party shall immediately deposit same in kind in a Controlled Deposit Account. The Administrative Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that a Loan Party’s Accounts have been assigned to the Administrative Agent and to collect such Loan Party’s Accounts directly in its own name, or in the name of the

Administrative Agent’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.

(b) [Reserved].

(c) [Reserved].

(d) Controlled Securities Accounts and Commodity Accounts. Subject to the provisions of Section 7.21(b), the applicable Loan Party shall enter into a Control Agreement with respect to each Securities Account and Commodity Account listed on part (b) of Schedule 6.19. At the request of the Administrative Agent, the Borrower Agent shall cause account statements and/or other reports from the applicable broker, financial institution or other financial intermediary to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all assets, including securities entitlements, financial assets or other amounts, held in each Securities Account or Commodity Account.

4.05 Information Regarding Certain Collateral. Each Borrower represents, warrants and covenants that Schedule 4.05 sets forth as of the Effective Date, (a) the exact legal name, jurisdiction of formation, organizational identification number (if any), chief executive office and any trade name or other trade style of each Loan Party and each of its Subsidiaries, (b) each Person that has effected any merger or consolidation with a Loan Party or sold, contributed or transferred to a Loan Party any material property constituting Collateral at any time since, in each case, during the five (5) year period immediately prior to the Effective Date (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Aircraft Parts in the hands of such seller), and (c) any prior legal name, jurisdiction of formation, organizational identification number, trade name or other trade style or location of the chief executive office of each Loan Party at any time during the five (5) year period immediately prior to the Effective Date. The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), or the location of its chief executive office, or use or permit any other Loan Party to use, any additional trade name or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Administrative Agent and taking or causing to be taken all such action at Borrowers’ or such other Loan Parties’ expense as may be reasonably requested by the Administrative Agent, consistent with the terms of the Security Agreement and this Agreement, to perfect or maintain the perfection and priority of the Lien of the Administrative Agent in the Collateral.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of each Lender to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following items (except those items that are expressly permitted to be delivered after the Effective Date pursuant to Section 7.21), each properly executed by a Responsible Officer of the applicable Loan Party (as applicable), each dated as of the Effective Date (or, in the case of certificates of Governmental Officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Intercreditor Agreement, and each of the Security Instruments;

(ii) Notes executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, including certified copies of such Loan Party’s Organization Documents, agreements among holders of Equity Interests, certificates of good standing and qualification to engage in business in each applicable jurisdiction;

(v) a favorable opinion of Greenberg Traurig, counsel to the Loan Parties, and acceptable local counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender and their successors and assigns, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower Agent certifying that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied;

(viii) evidence of the payment in full and cancellation of the Existing Credit Facility, including terminations of Uniform Commercial Code financing statements filed in connection with the Existing Agreement and other evidence of lien releases and other related matters on terms acceptable to the Administrative Agent;

(ix) a certificate signed by the chief financial officer or the chief executive officer of the Borrower Agent certifying that, after giving effect to the entering into of the Loan Documents and the consummation of all of the Transactions, (A) each Borrower is Solvent and (B) the Loan Parties on a Consolidated basis, taken as a whole, are Solvent;

(x) [reserved];

(xi) [reserved];

(xii) initial notice of Borrowing in form and substance satisfactory to the Administrative Agent;

(xiii) receipt and satisfactory review by Administrative Agent of appraisals of Rolling Stock and Aircraft, and management background checks;

(xiv) [reserved];

(xv) delivery of Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Term Loan Priority Collateral and second priority Lien as to items of ABL Priority Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Term Loan Priority Collateral and second priority Lien as to items of ABL Priority Collateral as the Administrative Agent may require;

(xvi) Uniform Commercial Code search results showing only those Liens as are acceptable to the Administrative Agent and Lenders;

(xvii) evidence satisfactory to the Administrative Agent of (A) the redemption and cancellation of all shares of “preferred stock”, (B) the payment in full and cancellation of Indebtedness not permitted under the Loan Documents and (C) release of any liens (other than Permitted Liens) on the assets of the Company and its Subsidiaries;

(xviii) receipt of (i) audited financial statements for fiscal year 2017; (ii) unaudited quarterly financial statements (including an income statement and a balance sheet) for each quarter of fiscal year 2018; (iii) unaudited monthly financial statements (including an income statement and a balance sheet) for the first month of fiscal year 2019; (iv) projected financial statements for the combined entity through fiscal year 2023; and (v) a closing balance sheet adjusted to give effect to the transactions contemplated hereby; all of the foregoing in form and substance acceptable to the Arranger;

(xix) the Administrative Agent shall have received at least two (2) Business Days in advance of the Effective Date, to the extent requested not less than ten (10) Business Days prior thereto, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including without limitation the USA PATRIOT Act and the FinCEN Beneficial Ownership Regulation;

(xx) Except as disclosed in writing to the Administrative Agent prior to the Effective Date, since December 31, 2018 with respect to the Company and its Subsidiaries, the business of the Loan Parties has in all material respects been conducted in the Ordinary Course of Business consistent with past practices, and there has not been any event, occurrence, condition, development or state of circumstances or fact that, individually or in the aggregate with any other event(s), occurrence(s), condition(s), development(s) or state(s) of circumstances or fact(s), has had or would reasonably be expected to have a Material Adverse Effect;

(xxi) evidence satisfactory to the Administrative Agent of the consummation (in compliance with all applicable laws and regulations, and with the receipt of all material shareholder and third party consents and approvals relating thereto) of the Transactions;

(xxii) copies of the ABL Loan Agreement and all related guaranties and collateral documents;

(xxiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders may reasonably require.

(b) Any fees required to be paid on or before the Effective Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d) [Reserved].

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than one requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (or in all respects if qualified by materiality) as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) [Reserved].

(e) With respect to an advance of CapX Loans, all conditions set forth in Section 2.01(e) are satisfied.

Each Request for Credit Extension (other than one requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), 5.02(b), and 5.02(e) (in the case of a CapX Loan) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the Lenders, subject to the limitation set forth in Section 5.02(a), that:

6.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is a credit institution, investment firm, or parent company of a credit institution or investment firm, in each case that is established in a member state of the European Union, Iceland, Liechtenstein or Norway, and no Loan Party is a subsidiary of any of the foregoing.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens required to be created under the Security Instruments (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments, all of which have been duly obtained, taken, given or made and are in full force and effect.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by any applicable Debtor Relief Laws or by general equitable principles.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated and consolidating balance sheet of the Company and its Subsidiaries dated as of January 31, 2019, and the related Consolidated and consolidating statements of income or operations, and cash flows for the five-month period then ended (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Each Borrower is Solvent and the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues, that (a) purport to affect or pertain to this Agreement or any other Loan Document (including the grant and perfection of any Lien under any Security Instrument) or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Since the Effective Date, there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07 No Default. No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens.

(a) Each Loan Party and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), free and clear of all Liens except for Permitted Liens and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Schedule 6.08 sets forth the address (including street address, county and state) of all Real Property that is owned or leased by the Loan Parties as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)). Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Property owned by such Loan Party or such Subsidiary, free and clear of all Liens other than Permitted Liens. Each ground lease of the Loan Parties is in full force and effect and the Loan Parties are not in default of any material terms thereof.

6.09 Environmental Compliance.

(a) Except as disclosed in Schedule 6.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as otherwise set forth on Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

(d) Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. Without limiting the insurance requirements of any Aircraft Mortgage, the properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 6.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. Each insurance policy listed on Schedule 6.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

6.11 Taxes. Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets (including, in each case, all taxes and charges in connection with the Aircraft owned or leased by the Company and its Subsidiaries, its location and its operations, including those levied by airports and air traffic control authorities) otherwise due and payable, except those which are being Properly Contested and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) No Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Effective Date, those listed on Schedule 6.12 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

6.13 Subsidiaries and Equity Interests. No Loan Party (a) has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Subsidiary) or created or acquired after the Effective Date in compliance with Section 7.12, and (b) owns any Equity Interests in any other Person other than those specifically disclosed on Schedule 6.13, except, in each case, Subsidiaries acquired or created and equity investments made on or after the Effective Date in compliance with this Agreement and the other Loan Documents. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments.

6.14 Margin Regulations; Investment Company Act. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Each Loan Party has disclosed or caused the Borrower Agent to disclose to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, the operation by each

Loan Party and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18 Labor Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply in all material respects with the FLSA and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim could reasonably be expected to be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 6.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining or similar agreement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no material complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

6.19 Deposit Accounts, Securities Accounts and Commodity Accounts.

(a) Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)), which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts and Commodity Accounts maintained by the Loan Parties as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)), which Schedule includes (i) the name and address of the securities intermediary or institution holding such account; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.

6.20 Reserved.

6.21 Anti-Terrorism Laws and Foreign Asset Control Regulations.

(a) No Loan Party nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clauses (i), (ii) or (iii), a “Blocked Person”). No Loan Party nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the Credit Extensions constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Loan Party or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) No Loan Party nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any Anti-Money Laundering Law or any U.S. Economic Sanctions, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (i) No Loan Party nor any Controlled Entity (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union.

(ii) To the Company’s actual knowledge after making due inquiry, no Loan Party nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage.

(iii) No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

6.22 Brokers. Except as disclosed in writing to the Administrative Agent prior to the Effective Date, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

6.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change would reasonably be expected to result in a Material Adverse Effect.

6.24 Material Contracts. Schedule 6.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Effective Date. The Loan Parties have delivered or made available true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Effective Date.

6.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.26 Senior Indebtedness. All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under Debtor Relief Laws) on the Loans and other Obligations, and fees and expenses in connection therewith, are entitled to the benefits of the Subordination Provisions applicable to all Indebtedness. Each Loan Party acknowledges that the Administrative Agent and each Lender is entering into this Agreement and each Lender is extending its Commitments in reliance upon the Subordination Provisions. The Obligations constitute “Term Loan Obligations” under and as defined in the Intercreditor Agreement.

6.27 Relations with Vendors and Customers. There exists no actual or, to the knowledge of any Loan Party, threatened termination, limitation, or modification of any business relationship between any Loan Party or Subsidiary and any customer or supplier, or any group of customers or suppliers, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Loan Party or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Effective Date.

6.28 Aircraft Parts. Schedule 6.28 sets forth each location as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)) within the United States in which Aircraft Parts with a value in excess of $100,000 is located (together with the name of each owner of the property located at such address and, if not the applicable Loan Party, a summary description of the relationship between the applicable Loan Party and such Person and the maximum approximate book or market value of the Aircraft Parts held or to be held at such location).

6.29 Rolling Stock.

(a) Schedule 6.29(a) sets forth a complete and accurate list as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)) of all Rolling Stock owned by any Loan Party. Each Compliance Certificate delivered under Section 7.02(c) shall also indicate (i) Dispositions or insurance events with respect to any Term Loan A Equipment during the relevant period, and (ii) Dispositions or insurance events with respect to any CapX Equipment during the relevant period. The Rolling Stock of each Loan Party (A) is in good operating condition and repair in all material respects, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved in all material respects, reasonable wear and tear and casualty events excepted and (B) complies in all material respects with safety standards for over-the-road, for-hire trucking which have been promulgated thereunder by the U.S. Department of Transportation, including, in each case, comparable applicable laws and regulations under the laws of Canada or any province thereof.

(b) Schedule 6.29(b) sets forth a complete and accurate list as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)) of all locations where Rolling Stock is warehoused, maintained, repaired or otherwise stored (other than when temporarily located in a repair facility due to unexpected mechanical difficulties or minor routine maintenance) when not in over-the-road use (or being loaded or unloaded) in the Ordinary Course of Business.

(c) No Borrower has entered into any Trade and Replacement Plan with respect to the Rolling Stock, the terms of which have not been disclosed in writing to Administrative Agent prior to the Effective Date.

6.30 Aircraft Matters.

(a) Schedule 6.30(a) sets forth a true and correct list as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)) of all Aircraft (including, for the avoidance of doubt, all engines whether or not installed on an airframe) owned or by the Loan Parties (setting forth the manufacturer, model, vintage, manufacturer’s serial number, jurisdiction of registration, registration number, the owner or lessor thereof, the secured party (if any) and whether such Aircraft is subject to an Aircraft Mortgage).

(b) Schedule 6.30(b) sets forth the location as of the Effective Date (and as updated in connection with delivery of the Compliance Certificate under Section 7.02(c)) of (i) the primary aircraft operations center for each Aircraft owned by the Loan Parties and (ii) Aircraft Parts Designated Locations.

(c) Each Aircraft Operating Party is an Air Carrier and is a citizen of the United States (as defined in applicable Aircraft Regulations).

(d) The Loan Parties and the Aircraft comply in all material respects with applicable Aircraft Regulations.

(e) All Aircraft Permits are in full force and effect, and there are no proceedings pending, or to the knowledge of the Company or any of its Subsidiaries, threatened which challenge the right of any Aircraft Operating Party to operate under any Aircraft Permit applicable to it or its Aircraft.

(f) Each Loan Party will maintain each of its Aircraft in good operating condition and repair, ordinary wear and tear excepted.

(g) Each Loan Party will operate each Aircraft owned by it or any Restricted Subsidiary solely for the purpose of the carriage of cargo in the ordinary course of business, provided, no Loan Party or Restricted Subsidiary may use or operate any Aircraft or suffer or permit any Aircraft to be used or operated:

(i) outside of the United States, Mexico or Canada;

(ii) in violation of any Aircraft Permits or Aircraft Regulations or in a manner that could cause any Lender to be in violation of any applicable Aircraft Regulation;

(iii) for any purpose for which the Aircraft was not designed or which is illegal;

(iv) in any circumstances or place where the Aircraft is not covered by the insurances required to be maintained hereunder or under any Security Instrument; or

(v) by any other person or entity (whether by lease, sublease or otherwise).

6.31 Reserved.

6.32 Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Restricted Subsidiary to, or with respect to Sections 7.01, 7.02 and 7.03, the Borrower Agent shall:

7.01 Financial Statements. Deliver to the Administrative Agent and each Lender:

(a) as soon as available and concurrently with the filing thereof with the SEC, but in any event within 90 days after the end of each fiscal year of the Company or, if earlier, the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, stockholders’ investment and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall be unqualified (including any qualification or exception as to the scope of such audit, but other than any “going concern” or like qualification or exception resulting solely from an upcoming maturity date for the Loans occurring within one year from the time such opinion is delivered); provided, that along with the foregoing, the Company shall deliver an accounting of leases of the Company and its Subsidiaries in accordance with GAAP as in effect on December 31, 2018, and (ii) such statements to be certified by the chief financial officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries;

(b) (i) as soon as available and concurrently with the filing thereof with the SEC, but in any event within 45 days after the end of each fiscal quarter of the Company or, if earlier, the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), unaudited Consolidated balance sheets of the Company as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the fiscal year then elapsed, on a Consolidated basis for the Company and Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by the chief financial officer of Borrower Agent as prepared in all material respects in accordance with GAAP and fairly presenting in all material respects the financial condition, results of operations and cash flows for such quarter and period, subject to normal year end adjustments and the absence of footnotes; provided, that along with the foregoing, the Company shall deliver an accounting of leases of the Company and its Subsidiaries in accordance with GAAP as in effect on December 31, 2018; and

(ii) monthly, as soon as available, but in any event within 30 days after the end of each calendar month, unaudited Consolidated balance sheets of the Company as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, on a Consolidated basis for the Company and Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by the chief financial officer of Borrower Agent as prepared in all material respects in accordance with GAAP and fairly presenting in all material respects the financial condition, results of operations and cash flows for such month and period, subject to normal year end adjustments and the absence of footnotes;

(c) as soon as available but not later than 60 days after the end of each fiscal year, annual financial projections of the Company and its Subsidiaries on a Consolidated basis, in form reasonably satisfactory to the Administrative Agent, consisting of Consolidated balance sheets and statements of income or operations and cash flows.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Loan Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Other Information. Deliver to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent:

(a) [reserved];

(b) [reserved];

(c) a Compliance Certificate executed by the chief executive officer, chief financial officer or treasurer of Borrower Agent which provides updates, if any, to Schedules 6.08, 6.19, 6.28, 6.29(a), 6.29(b), 6.30(a) and 6.30(b) to make the representations and warranties with respect thereto true and correct as of the end of the applicable Measurement Period, delivered (i) concurrently with delivery of financial statements under Sections 7.01(a) and 7.01(b) and (ii) as requested by Administrative Agent while a Default or Event of Default exists;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) at the Administrative Agent’s reasonable request (but not more frequently than monthly unless a Default or Event of Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent;

(f) [reserved]; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request, all in form and scope reasonably acceptable to the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or 7.01(b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at www.rrts.com; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for obtaining copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that, so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, each Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03 Notices. Promptly notify (or, in the case of clause (m), provide) the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; violation or asserted violation of any applicable Law;

(c) of the occurrence of any ERISA Event;

(d) of the occurrence of a Change of Control;

(e) of the creation or acquisition of any Subsidiary;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary;

(g) of any change in the Borrower Agent’s chief executive officer, president, chief financial officer or treasurer;

(h) of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $1,000,000;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l) [reserved];

(m) promptly after the furnishing thereof, copies of any material requests or notices received by any Borrower or Subsidiary (other than in the ordinary course of business or to the extent duplicative of notices provided hereunder) and copies of any material statement or report furnished to any lender or holder of any ABL Obligations; and

(n) of any failure by any Loan Party to pay rent at any of such Loan Party’s locations where the NOLV of Aircraft Parts at such location in excess of $100,000 if such failure continues for more than fifteen (15) days following the day on which such rent first came due.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.02; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, as and when due and payable, but subject to any Subordination Provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance; Condemnation Proceeds.

(a) Maintain with (i) companies having an A.M. Best Rating of at least “A” or (ii) financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business (including all-risk hull insurance and liability insurance applicable to Aircraft) against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent;

(b) Maintain flood insurance with respect to any Mortgaged Property located in any area identified by FEMA (or any successor agency) as a Special Flood Zone with such providers, on such terms and in such amounts as required pursuant to the Flood Disaster Protection Act and the National Flood Insurance Act of 1968, and all applicable rules and regulations promulgated thereunder, or as otherwise required by the Lenders.

(c) Cause all casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to Real Property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Secured Parties or any other Person shall be a co-insurer and (iii) such other provisions as the

Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties.

(d) Cause commercial general liability (and all-risk hull insurance and liability insurance applicable to Aircraft) policies to be endorsed to name the Administrative Agent as an additional insured; and cause business interruption policies (if any) to name the Administrative Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent or any other party shall be a co-insurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties.

(e) Cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.

(f) Deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(g) Permit any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such inspection.

(h) None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 7.07 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws, OSHA, safety standards for over-the-road, for-hire trucking which have been promulgated thereunder by the U.S. Department of Transportation, and Aircraft Regulations including, in each case, comparable applicable laws and regulations under the laws of Canada or any province thereof) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Restricted Subsidiary, as the case may be.

7.10 Inspection Rights and Appraisals; Meetings with the Administrative Agent.

(a) Subject to Section 7.10(b), permit the Administrative Agent or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when a Default or Event of Default exists), to conduct Field Exams and/or appraisals of Aircraft Parts and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors. The Administrative Agent shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party. Appraisals shall be shared with the Borrower Agent upon request. The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for the Administrative Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b) Reimburse the Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of the Administrative Agent in connection with up to one appraisal of parts inventory and Field Exam during any twelve (12) month period; provided, however, that if a Field Exam or appraisal is initiated during a Default or Event of Default, (x) all reasonable and documented out-of-pocket charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits and (y) there shall be no limitation on the number or frequency of such Field Exams or appraisals of parts inventory. In addition, (i) during the continuance of an Event of Default, in the Administrative Agent’s discretion, the Administrative Agent may request appraisals of Aircraft and Rolling Stock without limitation on the number or frequency of such appraisals, all of which shall be at the Company’s expense and (ii) the Administrative Agent shall conduct one (1) appraisal of Term Loan Equipment after the Effective Date (which the Administrative Agent intends to conduct within 60 days of the Effective Date), which appraisal shall be conducted at Company’s expense.

(c) Without limiting the foregoing, participate and will cause their key management personnel to participate in telephonic or other meetings with the Administrative Agent and Lenders periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Administrative Agent.

7.11 Use of Proceeds. Use the proceeds of the Credit Extensions (x) in the case of the Term Loan Facilities to pay fees and expenses in connection with the Transactions and (y) in the case of the CapX Facility, to finance CapX Equipment. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (a) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (b) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

7.12 New Subsidiaries. As soon as practicable but in any event within 30 Business Days following the acquisition or creation of any Domestic Subsidiary (other than an Excluded Subsidiary), or the time any existing Excluded Subsidiary ceases to be an Excluded Subsidiary, or the Division of any Subsidiary (other than any Subsidiary that is or becomes a Foreign Subsidiary or an Excluded Subsidiary), cause to be delivered to the Administrative Agent each of the following, as applicable:

(a) a joinder agreement reasonably acceptable to the Administrative Agent duly executed by such Domestic Subsidiary sufficient to cause such Subsidiary to become a Guarantor (or, with the consent of the Administrative Agent, a Borrower hereunder), together with executed counterparts of each other Loan Document reasonably requested by the Administrative Agent, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Administrative Agent in all Collateral of such Domestic Subsidiary;

(b) (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Administrative Agent for the benefit of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing, and (ii) pledge agreements, security agreements, control agreements, and original collateral (including pledged Equity Interests (other than Excluded Equity Interests), Securities and Instruments) and such other documents and agreements as may be reasonably required by the Administrative Agent, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary has an interest consistent with the terms of the Loan Documents;

(c) upon the reasonable request of the Administrative Agent, an opinion of counsel to each such Domestic Subsidiary and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a);

(d) current copies of the Organization Documents of each such Domestic Subsidiary, together with minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.12, all certified by a Responsible Officer of such Domestic Subsidiary (and applicable Governmental Authority in the case of charter documents); and

(e) with respect to any Subsidiary to become a Borrower hereunder, within five (5) Business Days prior to becoming a Borrower, all “know-your-customer” and customer due diligence documentation satisfactory to the Lenders to the extent such information is requested by the Administrative Agent or the Lenders reasonably promptly after written notice to the Administrative Agent of the proposed joinder of a Borrower.

(f) if any holder of the ABL Obligations or any agent thereof receives any guaranty from any Person, or is granted additional collateral to secure such ABL Obligations after the Effective Date, the Loan Parties shall cause the same to be granted to the Administrative Agent for the benefit of the Secured Parties, to the extent required by the Intercreditor Agreement.

7.13 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of

ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to the Pension Funding Rules. At no time shall the accumulated benefit obligations under any Plan subject to Title IV of ERISA that is not a Multiemployer Plan exceed the Fair Market Value of the assets of such Plan allocable to such benefits by more than $500,000. The Loan Parties and each of their respective Subsidiaries shall not withdraw, and shall cause each ERISA Affiliate not to withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $500,000 in the aggregate. At no time shall the actuarial present value of unfunded liabilities for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the Financial Accounting Standards Board, exceed $500,000.

7.14 Further Assurances. At the Borrowers’ cost and expense, upon reasonable request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further information, instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document, including, to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by the Borrowers after the Effective Date.

7.15 Licenses. (a) Keep in full force and effect each License (i) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Aircraft Parts or (ii) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material License”); (b) promptly notify the Administrative Agent of (i) any material modification to any such Material License that could reasonably be expected to be materially adverse to any Loan Party or the Administrative Agent or any Lender and (ii) entering into any new Material License; (c) pay all Royalties (other than immaterial Royalties or Royalties being Properly Contested) arising under such Material Licenses when due (subject to any cure or grace period applicable thereto); and (d) notify the Administrative Agent of any material default or material breach asserted in writing by any Person to have occurred under any such Material License.

7.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Property in material compliance with all Environmental Laws, other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Property other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

7.17 Leases, Mortgages and Third-Party Agreements.

(a) Upon request, provide Administrative Agent with copies of all existing and future agreements (including any mortgage, deed of trust or similar security document) entered into between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns, or has a mortgage or similar lien on, any premises at which any Collateral (excluding Rolling Stock and Aircraft) with an aggregate value of $250,000 or greater may be kept or that otherwise may possess any Collateral

(excluding Rolling Stock and Aircraft) with an aggregate value of $250,000 or greater (each a “Material Third-Party Agreement”).

(b) Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all leases and all mortgages, deeds of trust or similar security documents constituting Material Third-Party Agreements and not allow such leases to lapse or be terminated (or any rights to renew such leases to be forfeited or cancelled), (ii) notify the Administrative Agent of any default by the applicable Loan Party or Restricted Subsidiary with respect to such leases or mortgages, deeds of trust or similar security documents and (iii) promptly cure any such default by the applicable Loan Party or Restricted Subsidiary. If any such default is not so cured, each Loan Party hereby authorizes the Administrative Agent (as its non-fiduciary agent and on its behalf) to, if elected by the Administrative Agent in its reasonable discretion, make such payments and/or take such other actions as the Administrative Agent may elect in order to cure any such default (whether or not an Event of Default under this Agreement exists at such time). Each Loan Party agrees that the Administrative Agent shall have no obligation to exercise any right to cure hereunder, whether or not such right is exercised on any one or more occasions.

7.18 Material Contracts. Perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.19 Treasury Management and Other Services. Each Loan Party shall maintain its lockboxes, Deposit Accounts (other than Excluded Deposit Accounts) and primary disbursement accounts exclusively with BMO, and shall utilize BMO or Wells Fargo Bank, National Association for other Treasury Management and Other Services.

7.20 Reserved.

7.21 Post-Closing Agreements. Notwithstanding anything to the contrary herein or in any other Loan Document, execute and deliver the documents and complete the tasks set forth below as soon as reasonably practicable, but in any event within the time limit specified below, or such later date as the Administrative Agent agrees to in writing:

(a) No later than April 30, 2019, (i) execute and deliver a Control Agreement with respect to each Deposit Account listed on part (a) of Schedule 6.19, other than Excluded Deposit Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts, or (ii) close any such Deposit Account (other than any Excluded Deposit Account) that is not subject to a Control Agreement.

(b) No later than April 30, 2019, (i) execute and deliver a Control Agreement with respect to each Securities Account and Commodity Account listed on part (b) of Schedule 6.19, or (ii) close any such Securities Account or Commodity Account that is not subject to a Control Agreement.

(c) No later than April 30, 2019, execute and deliver Aircraft Mortgages granting a first priority lien in favor of the Administrative Agent, together with each Aircraft Related Document, with respect to each Aircraft constituting Term Loan Equipment.

(d) No later than April 30, 2019, transfer any disbursement accounts to BMO.

(e) No later than March 15, 2019, provide evidence satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(f) As soon as practicable, but in any event no later than 30 Business Days following the Effective Date, (i) establish a Deposit Account with BMO in which the proceeds from the sale or Disposition of any Term Loan Equipment or CapX Equipment shall be deposited (the “Term Loan Priority Account”) and (ii) enter into a Control Agreement among the Borrower, the Administrative Agent, the ABL Agent and the financial institution, with respect to the Term Loan Priority Account.

7.22 Beneficial Ownership Regulation. The Borrower shall provide written notice of any applicable changes relating to compliance with the Beneficial Ownership Regulation and shall deliver to the Administrative Agent any information and documentation reasonably requested by the Administrative Agent or any Lender for purpose of compliance with the Beneficial Ownership Regulation.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

8.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Effective Date and listed on Schedule 8.01;

(c) Guarantees of any Loan Party in respect of Indebtedness or other obligations of any Loan Party otherwise permitted hereunder; provided that (i) any Guarantee of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness and (ii) in the case of any Guarantee by any Loan Party of any non-Loan Party, the related Investment is permitted under Section 8.03 (other than Section 8.03(e));

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks reasonably anticipated by such Person associated with liabilities, commitments, investments, assets, cash flows of or property held by, or changes in the value of securities issued by, such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided further, however, that the Swap Termination Value of all such Swap Contracts, together with the aggregate amount of all Indebtedness permitted under Section 8.01(f) any one time outstanding, shall not exceed $100,000,000;

(e) Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services including Treasury Management and Other Services;

(f) Without duplication of Indebtedness permitted under Section 8.01(x), Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for Real Property and fixed or capital assets within the limitations set forth in Section 8.02(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding, together with the Swap Termination Value of all Swap Contracts permitted under Section 8.01(d), shall not exceed $100,000,000; provided, that for purposes of measuring compliance with this Section 8.01(f), the accounting of leases shall be in accordance with GAAP as in effect on December 31, 2018;

(g) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims;

(i) Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) without duplication of Indebtedness permitted under Section 8.01(q) below, obligations to pay insurance premiums;

(j) Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the Ordinary Course of Business;

(k) surety bonds, deposits and similar obligations permitted under Section 8.02(e) or (f);

(l) unsecured Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Loan Party owing to any Subsidiary that is not a Loan Party; provided that any such Indebtedness described in this clause (ii) (x) bears interest (and provided for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (y) does not require the payment in cash of principal (at maturity or otherwise) prior to ninety-one (91) days following the Maturity Date and (z) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, (iii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (iv) any Subsidiary that is not a Loan Party owing to any Loan Party; provided that any such Indebtedness described in this clause (iv) which is owing to a Loan Party, shall (x) to the extent the aggregate principal amount thereof is in excess of $1,000,000, be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and pledged to the Administrative Agent on terms acceptable to it, (y) be permitted under Section 8.03(c)(iv) or Section 8.03(g), and (z) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless the Administrative Agent otherwise consents;

(m) the Obligations (as defined in the ABL Loan Agreement) in an amount not to exceed $250,000,000, the Credit Product Obligations (as defined in the ABL Loan Agreement) and any Refinancing Indebtedness; provided that such Indebtedness is secured only by Liens permitted under Section 8.02(n);

(n) Subordinated Debt;

(o) Indebtedness incurred in connection with any Permitted Earn-Out Payment;

(p) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 8.05(b);

(q) Without duplication of Indebtedness permitted under Section 8.01(i)(iii) above, Indebtedness incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(r) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent and/or for the benefit of providers of ABL Obligations title insurance policies;

(s) Contingent Obligations related to guaranty obligations of the Company or any of its Subsidiaries with respect to operating leases of the Company’s Domestic Subsidiaries for terminal facilities and other contract obligations (other than Indebtedness) of the Company’s Domestic Subsidiaries not prohibited by this Agreement so long as the same remain Contingent Obligations;

(t) Contingent Obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions;

(u) Indebtedness or Contingent Obligations related to co-borrower or guaranty obligations of the Company or its Subsidiaries with respect to loans obtained by independent contractors of the Company or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness or Contingent Obligations, together with the aggregate amount of Investments permitted under Section 8.03(i), shall not exceed $15,000,000 at any one time outstanding;

(v) Assumed Indebtedness; provided that the aggregate amount of such Assumed Indebtedness does not exceed $7,500,000 in the aggregate at any time outstanding;

(w) Refinancing Indebtedness;

(x) Without duplication of Indebtedness permitted under Section 8.01(f) above, Attributable Indebtedness; provide that the aggregate amount of such Attributable Indebtedness does not exceed $10,000,000 at any time outstanding; and

(y) Other unsecured Indebtedness; provided that the aggregate amount of such other unsecured Indebtedness does not exceed $20,000,000 in the aggregate at any time outstanding.

8.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date as described on Schedule 8.02 (setting forth, as of the Effective Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto) and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property, and (ii) the obligations secured or benefited thereby constitutes Refinancing Indebtedness;

(c) Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested, and which in all cases are junior to the Lien of the Administrative Agent;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(e) Liens, pledges or deposits in the Ordinary Course of Business in connection with (i) insurance, workers compensation, unemployment insurance and social security legislation, (ii) contracts, bids, government contracts, and surety, appeal, customs, performance and return-of-money bonds and (iii) other similar obligations (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements, other than any Lien imposed by ERISA;

(f) Liens arising in the Ordinary Course of Business consisting of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the Ordinary Course of Business;

(g) Liens with respect to minor defects in title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the Ordinary Course of Business of the property subject to or to be subject to such encumbrance;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments, and which in all cases are junior to the Lien of the Administrative Agent;

(i) Liens securing Indebtedness permitted under Section 8.01(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including any leases and chattel paper related to such property, any lease or rental payments related to such property and any proceeds of such property) and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into in the Ordinary Course of Business;

(k) operating leases or subleases (other than leases or sublease of any Aircraft subject to an Aircraft Mortgage) granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(l) Liens (a) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the Ordinary Course of Business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 60 days or which are being Properly Contested;

(n) Liens on the collateral securing the ABL Obligations to the extent such Liens are permitted by and subject to the Intercreditor Agreement;

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby, nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) exceeds (as to all Loan Parties) $2,500,000 at any time; provided that such Lien shall not attach to any Accounts, Aircraft Parts, Rolling Stock or Aircraft.

8.03 Investments. Make or maintain any Investments, except:

(a) Investments held by the Loan Parties in the form of Cash Equivalents that are (i) subject to the Administrative Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, or (ii) maintained in an Excluded Deposit Account;

(b) loans and advances to officers, directors and employees of the Loan Parties and Restricted Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $5,000,000;

(c) (i) Investments in Subsidiaries outstanding on the Effective Date, (ii) Investments in Loan Parties, (iii) Investments by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties, and (iv) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $5,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors (including in connection with any bankruptcy or reorganization) to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.01;

(f) Investments existing as of the Effective Date as described in Schedule 8.03 (setting forth, as of the Effective Date, the amount, obligor or issuer and maturity, if any, thereof) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder;

(g) Investments (including Acquisitions) acquired or arising in connection with a Permitted Acquisition;

(h) Deposits made in the Ordinary Course of Business securing obligations or performance under contracts, such as in connection with real estate or personal property leases;

(i) Loans made by the Company or its Subsidiaries to independent contractors of the Company or its Subsidiaries for the purpose of such independent contractor acquiring trucks or trailers; provided that the aggregate amount of all such Indebtedness or Contingent Obligations, together with the aggregate amount of Indebtedness permitted under Section 8.01(u), shall not exceed $15,000,000 at any one time outstanding;

(j) [reserved];

(k) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 8.05;

(l) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied with respect thereto (a “Specified Investment”); and

(m) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments not otherwise expressly permitted by this Section, Investments by any Loan Party in an aggregate amount (valued at Cost) not to exceed $2,500,000 during the term of this Agreement.

8.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person or Divide any Loan Party to their Subsidiaries, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, (i) the Loan Party shall be the continuing or surviving Person, (ii) a Borrower may not merge into the Company and (iii) in the case of any merger of a Borrower and a Subsidiary Guarantor, such Borrower shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person or the surviving Person becomes a Loan Party; provided, further that the Company shall be the surviving Person in the case of any merger with the Company;

(c) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(d) any Loan Party (other than the Company) may dissolve or liquidate if the Borrower Agent determines in good faith that such liquidation or dissolution is in the best interest of the Loan Parties and is not materially disadvantageous to the Administrative Agent or the Lenders; provided that such Loan Party shall at or before the time of such dissolution or liquidation, transfer its assets to a Loan Party (or, if such Loan Party was a Borrower, to a Borrower).

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of Cash Equivalents, each in the Ordinary Course of Business;

(b) Dispositions (including Term Loan Equipment, CapX Equipment, and the capital securities and other Equity Interests or other assets of Subsidiaries) for at least Fair Market Value (as determined by the Board of Directors of the Company if the Fair Market Value is reasonably likely to be more than $1,000,000) so long as (i) the net book value of all assets sold or otherwise disposed of in any fiscal year by the Company and its Subsidiaries, in the aggregate, does not constitute a substantial portion of the property of the Company and its Subsidiaries taken as a whole or otherwise exceed 7.5% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding fiscal year (ii) no Event of Default has occurred and is continuing at the time of such Disposition, and (iii) all proceeds thereof are applied in accordance with Section 2.06(c); and

(c) Dispositions that constitute (i) an Investments permitted under Section 8.03, (ii) a Lien permitted under Section 8.02, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 8.04(a), or (iv) a Restricted Payment permitted under Section 8.06;

(d) Dispositions that result from a casualty or condemnation in respect of such property or assets and is not otherwise an Event of Default so long as all proceeds thereof are applied in accordance with Section 2.06(c);

(e) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business,

(f) (i) the lapse of immaterial registered patents, trademarks, copyrights and other Intellectual Property to the extent maintaining such registered Intellectual Property is not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business so long as in each case under clauses (i) and (ii), such lapse or abandonment is not materially adverse to the interests of the Secured Parties;

(g) the leasing or subleasing of assets (other than sale and leaseback transactions prohibited under Section 8.15) in the Ordinary Course of Business;

(h) Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue Accounts in connection with the compromise, settlement or collection thereof; provided that the Net Cash Proceeds from such Disposition shall be deposited in a Controlled Deposit Account;

(i) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(j) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(k) Dispositions of surplus, outdated, obsolete or worn out property in the Ordinary Course of Business; or

(l) other Dispositions of assets so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition and (ii) the Fair Market Value of all such assets Disposed of, whether individually or in a series of related transactions, does not exceed $5,000,000 in the aggregate in any fiscal year.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments, directly or indirectly, to any Borrower;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company, the Borrowers and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares in connection with customary employee or management agreements, plans or arrangements, all in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;

(d) the Borrower may acquire its common stock upon the exercise of stock options or the vesting of restricted stock units if such common stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with such exercise or vesting of securities held by any current or former director, officer or employee of any Loan Party or Subsidiary, all in an aggregate amount not to exceed $1,000,000 during any fiscal year; and

(e) the Company shall be permitted to make any other Restricted Payment if the Payment Conditions are satisfied with respect thereto.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the Effective Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than:

(a) transactions on fair and reasonable terms substantially as favorable to such Loan Party or Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(b) transactions between or among the Loan Parties;

(c) subject to the terms and conditions of Section 8.06(e), each of the Permitted Earn-Out Payments; and

(d) transactions pursuant to agreements in existence or contemplated on the Effective Date as set forth on Schedule 8.08 or any amendment thereto to the extent such an amendment is not adverse to the Secured Parties in any material respect.

8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, the ABL Loan Agreement or any other Loan Document) that:

(a) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.01(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds.

8.11 Prepayment of Indebtedness; Amendment to Material Agreements.

(a) Make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payments when due of regularly scheduled interest and principal payments (including mandatory prepayments arising as a result of a change of control or sale of substantially all assets), other than payments in respect of any Subordinated Debt prohibited by the Subordination Provisions thereof;

(ii) payments made through the incurrence of Refinancing Indebtedness;

(iii) payments of secured Indebtedness that becomes due as a result of a voluntary sale or transfer permitted hereunder of the property securing such Indebtedness;

(iv) payments made solely from and substantially contemporaneously with the proceeds of the issuance of Equity Interests by the Company (other than Disqualified Equity Interests); and

(v) optional payment, prepayments or redemptions in respect of any Indebtedness (other than Subordinated Debt to the extent contrary to the Subordination Provisions applicable thereto) so long as the Payment Conditions are satisfied (a “Specified Debt Payment”).

(b) Amend, modify or change in any manner any term or condition of any Indebtedness permitted under Section 8.01(b), (d), (f), (g), (j), (l) or (n) outstanding on the Effective Date, in each case so that the terms and conditions thereof are less favorable in any material respect to the Administrative Agent and the Lenders than the terms of such Indebtedness as of the Effective Date.

(c) Amend, modify or change in any manner any term or condition of the ABL Loan Documents, unless such modifications are expressly permitted by the terms of the Intercreditor Agreement.

8.12 Reserved.

8.13 Creation of New Subsidiaries. Create or acquire any new Subsidiary after the Effective Date other than Subsidiaries created or acquired in accordance with Section 7.12.

8.14 Securities of Subsidiaries. Permit any Restricted Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15 Sale and Leaseback. Enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by any Loan Party or any Restricted Subsidiary to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any Restricted Subsidiary (a “Sale and Leaseback Transaction”), unless (a) the Disposition of the property subject to such Sale and Leaseback Transaction is permitted by Section 8.05, and the Fair Market Value of all property sold in any fiscal year is not in excess of $10,000,000, (b) the applicable Loan Party would be entitled to incur Liens with respect to such transaction pursuant to Section 8.02 and such Lien shall not attach to any property of the Company and its Subsidiaries other than the property subject to such Sale and Leaseback Transaction, (c) the Indebtedness in respect of such Sale and Leaseback Transaction is permitted under Section 8.01(x) (measured as the Attributable Indebtedness with respect to such Sale and Leaseback Transaction), and the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions shall not exceed $10,000,000, (d) the Net Cash Proceeds received by the applicable Loan Party in connection with such transaction are at least equal to the Fair Market Value (as determined by the board of directors of the Company or a member of the senior management of the Company) of such property and (e) not less than 80% of the purchase price for the property subject to such Sale and Leaseback Transaction shall be in the form of cash or Cash Equivalents.

8.16 Organization Documents; Fiscal Year. (a) Amend, modify or otherwise change any of its Organization Documents in any material respect, except in connection with a transaction permitted under Section 8.04, but in any case not in any manner that could reasonably be expected to have a material adverse effect on the interests of the Secured Parties; provided, however, that the Lenders agree that the Company may amend its Amended and Restated Certificate of Incorporation without any further consent of the Lenders to (i) effect a reverse stock split of the Company at a ratio determined by the Board of Directors of the Company and (ii) reduce the number of authorized shares of the common stock of the Company in a corresponding proportion to such reverse stock split or (b) change its fiscal year.

8.17 Reserved.

8.18 Anti-Money Laundering and Terrorism Laws and Regulations. Permit any other Controlled Entity or any authorized agent of any Loan Party or any of its Subsidiaries, acting on behalf of such Loan Party or any such Subsidiary, or any other Controlled Entity, to:

(a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union;

(b) directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Credit Extensions) with any Person if such investment, dealing or transaction (A) would cause any Secured Party to be in violation of any law or regulation applicable to such Secured Party or (B) is prohibited by or subject to sanctions under any U.S. Economic Sanctions;

(c) conduct, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, or facilitate a violation of, any of the prohibitions set forth in Executive Order No. 13224, the Currency and Foreign Regulations Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Money Laundering Control Act or any other United States anti-money laundering or anti-terrorism law or regulation (collectively, “Anti-Money Laundering Laws”); or

(d) engage, or permit any of its Affiliates to engage, in any activity that could reasonably be expected to subject such Person or any Secured Party to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

8.19 Economic Sanctions Laws and Regulations. Permit any other Controlled Entity or any authorized agent of such Loan Party or their respective Subsidiaries or any other Controlled Entity to conduct, transact, engage in, or facilitate, any business or activity on behalf of such Loan Party or its Subsidiaries in violation of the Foreign Activities Law.

8.20 Reserved.

8.21 Aircraft Operations. (a) fail to maintain any Aircraft Permit applicable to it, (b) fail to operate and maintain any Aircraft in all material respects in compliance with all Aircraft Regulations, or (c) receive notice from any Governmental Authority of its intent to revoke or cancel any Aircraft Permit and such Governmental Authority does not agree in writing to withdraw such revocation or cancelation within 20 Business Days of receipt of such notice.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 4.04, 6.30(g), 7.03(a), 7.03(b), 7.05(a), 7.07, 7.10, 7.11, 7.21, or 7.22 or Article VIII, or (ii) in any of Sections 7.01(a), 7.01(b), 7.02(c) or 7.02(f), and such failure under this clause (ii) continues for three (3) or more Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (or in any respect if qualified by materiality); or

(e) Cross-Default. (i) With respect to the ABL Obligations, any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after the passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded, (ii) with respect to any

Indebtedness or guarantee (other than Indebtedness hereunder, the ABL Obligations and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Events. Any Insolvency Event shall occur with respect to any Loan Party; or

(g) Inability to Pay Debts. Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full, ceases to be in full force and effect (except with respect to immaterial assets and except as a result of the failure of the Administrative Agent (or its agent) to maintain possession of any stock certificates, certificates of title, promissory notes or other instruments delivered to it under the Security Agreement)); or any Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Borrower denies that it has any or further liability or obligation under any

Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any party to the Intercreditor Agreement contests in any manner the validity or enforceability of the Intercreditor Agreement or denies that it has any liability or obligation thereunder or purports to revoke, terminate or rescind the Intercreditor Agreement; or

(k) Indictment. (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(l) [Reserved].

(m) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent, and at the direction of the Required Lenders shall, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Loan Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender;

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03 Application of Funds.

(a) Subject to Section 9.03(b) below, all payments made by Loan Parties in respect of the Loan Obligations shall be applied (a) first, as specifically required in the Loan Documents; (b) second, to Loan Obligations then due and owing; (c) third, to other Loan Obligations specified by Borrower Agent; and (d) fourth, as determined by the Administrative Agent in its discretion. Any amount applied to the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(b) Notwithstanding any provision to the contrary contained herein, after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to all fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) due to the Administrative Agent in its capacity as such, until paid in full;

Second, to that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal, interest and other Obligations expressly described in clauses Third through Sixth below) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them until paid in full;

Third, (i) (a) first, with respect to that portion of the Loan Obligations constituting accrued and interest on the Tranche A Loans, the proceeds of Term Loan A Equipment to be distributed ratably among the Tranche A Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full, (b) second, with respect to that portion of the Obligations constituting unpaid principal of the Tranche A Loans, any remainder of the proceeds of Term Loan A Equipment to be distributed ratably among the Tranche A Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full and (c), third, with respect to any other Loan Obligations, any remainder of the proceeds of Term Loan A Equipment to be distributed ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full, (ii) (a) first, with respect to that portion of the Loan Obligations constituting accrued and interest on the Tranche B Term Loans, the proceeds of Term Loan B Equipment to be distributed ratably among the Tranche B Term Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full, (b) second, with respect to that portion of the Obligations constituting unpaid principal of the Tranche B Term Loans, any remainder of the proceeds of Term Loan B Equipment to be distributed ratably among the Tranche B Term Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full and (c), third, with respect to any other Loan Obligations, any remainder of the proceeds of Term Loan B Equipment to be distributed ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full and (iii) (a) first, with respect to that portion of the Loan Obligations constituting accrued and interest on the CapX Loans, the proceeds of CapX Equipment to be distributed ratably among the CapX Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full, (b) second, with respect to that portion of the Obligations constituting unpaid principal of the CapX Loans, any remainder of the proceeds of CapX Equipment to be distributed ratably among the CapX Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full and (c), third, with respect to any other Loan Obligations, any remainder of the proceeds of CapX Equipment to be distributed ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full, ;

Fourth, to the payment of Priority Swap Obligations to the extent a Credit Product Reserve has been established therefor, ratably among the Lenders and the applicable Credit Product Providers in proportion to the respective amounts described in this clause Fourth payable to them until paid in full;

Fifth, to payment of Conforming Credit Product Obligations (other than Priority Swap Obligations to the extent paid under clause Fourth above) ratably to the Credit Product Providers in proportion to the respective amounts described in this clause Fifth payable to them until paid in full;

Sixth, to all other Obligations (including Credit Product Obligations to the extent not paid under clauses Fourth or Fifth above) that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date until paid in full; and

Last, the balance, if any, after Payment in Full, to the Borrowers or as otherwise required by Law.

Any amount applied to the Tranche A Loans shall be applied first to the Tranche A Loans that are not Tranche A FILO Term Loans until repaid in full, and then to Tranche A FILO Term Loans.

(c) Amounts distributed with respect to any Credit Product Obligations shall be the lesser of (i) the maximum Credit Product Obligations last reported to the Administrative Agent or (ii) the actual Credit Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Borrower. This Section is not for the benefit of or enforceable by any Loan Party.

(d) For purposes of Section 9.03(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Event, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

(e) Administrative Agent shall not be liable for any application of amounts made by it in good faith under this Section 9.03, notwithstanding the fact that any such application is subsequently determined to have been made in error.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority10.02 . Each of the Lenders hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent alone shall be authorized to determine whether any conditions to funding any Loan have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment or mistake except to the extent resulting from the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the Administrative Agent.

Each Lender and each other Secured Party (by acceptance of the benefits of the Security Instruments) hereby acknowledges that it has received a copy of the Intercreditor Agreement, agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement to the extent then in effect, and authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender or Secured Party.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

The Administrative Agent shall not be liable to any other Secured Party for any action taken or not taken by it under or in connection with the Loan Documents, except for direct (as opposed to consequential) losses directly and solely caused by the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Agent or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

10.07 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, Arranger, syndication agents or documentation agents listed on the cover page hereof shall have any rights, powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09 The Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Loan Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Upon request by the Administrative Agent or the Borrower Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.09.

10.10 Collateral Matters. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to release or subordinate any Lien (and any Indebtedness secured thereby) on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property (i) that is permitted by Section 8.02(i), so long as the Borrower Agent shall have delivered to the Administrative Agent on or prior to the date of release or subordination, as the case may be, a certificate of a Responsible Officer certifying that such Lien (and the Indebtedness secured thereby) is permitted by Section 8.02(i) (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (ii) if such release or subordination is required under the Intercreditor Agreement; and

(c) to release any Subsidiary from its obligations under the Loan Documents, and release any Lien granted by such Subsidiary thereunder, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, so long as the Borrower Agent shall have delivered to the Administrative Agent on or prior to the date of release a certificate of a Responsible Officer certifying that such transaction is permitted by this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 10.10.

10.11 Other Collateral Matters.

(a) Care of Collateral. The Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that the Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b) Lenders as Agent For Perfection by Possession or Control; Vehicles. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions. In addition, each Lender hereby authorizes the Administrative Agent to enter into the Vehicle Title Custodial Agreement and appoints the Vehicle Title Service Provider to act as the custodian thereunder for the purpose of perfecting the security interests in and liens upon the Collateral consisting of titled vehicles.

(c) Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any Field Exam or appraisal report prepared by or for the Administrative Agent with respect to any Borrower or Collateral (“Report”) and promptly provide Borrower Agent with a copy of each such Report other than relating to a Field Exam. Each Lender agrees (a) that neither BMO nor the Administrative Agent, makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) subject to clauses (b) and (c) of the first paragraph of Section 11.07, to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

10.12 Credit Product Arrangement Provisions.

(a) No Credit Product Provider that is party to any Credit Product Arrangement permitted hereunder that obtains the benefits of Section 9.03 or any Collateral by virtue of the provisions hereof or of any Security Instrument shall have (i) any right to notice of any action, (ii) any right to consent to, direct or object to any action or inaction hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or (iii) any right to require or receive any financial information or reports or similar certificates or information under the Loan Documents, other than in its capacity as a Lender, if applicable, and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative

Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Product Obligations unless the Administrative Agent has received written notice of such Credit Product Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Credit Product Provider. The Lenders irrevocably authorize the Administrative Agent to secure all Credit Product Obligations with the Collateral to the same extent as other Obligations, all to the extent contemplated hereunder as determined by the Administrative in it reasonable judgment.

(b) By delivery of a Credit Product Notice, each Credit Product Provider that is not a Lender (a “Non-Lender Credit Product Provider”) shall be deemed to have joined this Agreement and be bound by Section 9.03, this Article X and Section 11.04(c) as if it were a Lender hereunder holding a “Loan” in the amount of its applicable Credit Product Obligations. No Non-Lender Credit Product Provider shall have any right or claim against any Loan Party under the Loan Documents other than as a Secured Party under the Security Instruments, nor shall any of them be a third party beneficiary of any provisions of this Agreement by which the Loan Parties are bound other than provisions relating to the granting of the Lien of the Administrative Agent on the Collateral and the application of proceeds thereof pursuant to Section 9.03.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 5.01(a) with respect to any funding under the Term Loan Facilities or CapX Facility without the written consent of the Required Lenders;

(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(iv) reduce the principal of, or the rate of interest specified herein on any Loan or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or LIBOR Loans, as applicable) or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(v) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii) [reserved];

(viii) release any Borrower or any Guarantor that contributes assets to any Security Instrument to which it is a party without the written consent of each Lender, except to the extent such Loan Party is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(ix) release all or a material part of the Collateral without the written consent of each Lender except (A) with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 8.05) or under the Security Agreement or (B) to the extent required pursuant to the terms of the Intercreditor Agreement (in which case such release may be made by the Administrative Agent acting alone);

(x) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any other Lien on such property without the written consent of each Lender, except with respect to (A) subordination of such Liens to Liens permitted pursuant to Section 8.02(i) and (B) subordination of such Liens to other Liens on Collateral (other than Aircraft Parts) with an aggregate book value not to exceed $25,000,000;

(xi) [reserved]; or

(xii) without the prior written consent of each Lender, impose any materially greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder.

(b) In addition to the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; and (iii) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (w) the CapX Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (x) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (y) no waiver, amendment, or modification shall postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to any Defaulting

Lender, including the Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Defaulting Lender directly affected thereby, and (z) no waiver, amendment, or modification shall reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Defaulting Lender directly affected thereby.

(c) If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(d) Unless otherwise agreed by the Administrative Agent, no Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender or its Affiliates as consideration for agreement by such Lender to any amendment, waiver, consent or release with respect to any Loan Document, unless such remuneration or value is concurrently paid, on the same terms, on a ratable basis to all Lenders providing their agreement. Notwithstanding the terms of this Agreement or any amendment, waiver, consent or release with respect to any Loan Document, Non-Consenting Lenders shall not be entitled to receive any fees or other compensation paid to the Lenders in connection with any amendment, waiver, consent or release approved in accordance with the terms of this Agreement by the Required Lenders.

(e) IN NO EVENT SHALL THE REQUIRED LENDERS, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH LENDER, DIRECT THE ADMINISTRATIVE AGENT TO ACCELERATE AND DEMAND PAYMENT OF THE LOANS HELD BY ONE LENDER WITHOUT ACCELERATING AND DEMANDING PAYMENT OF ALL OTHER LOANS OR TO TERMINATE THE COMMITMENTS OF ONE OR MORE LENDERS WITHOUT TERMINATING THE COMMITMENTS OF ALL LENDERS. EACH LENDER AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE LOAN DOCUMENTS AND WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS, IT WILL NOT TAKE ANY LEGAL ACTION OR INSTITUTE ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY WITH RESPECT TO ANY OF THE OBLIGATIONS OR COLLATERAL, OR ACCELERATE OR OTHERWISE ENFORCE ITS PORTION OF THE OBLIGATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO LENDER MAY EXERCISE ANY RIGHT THAT IT MIGHT OTHERWISE HAVE UNDER APPLICABLE LAW TO CREDIT BID AT FORECLOSURE SALES, UNIFORM COMMERCIAL CODE SALES OR OTHER SIMILAR SALES OR DISPOSITIONS OF ANY OF THE COLLATERAL EXCEPT AS AUTHORIZED BY THE REQUIRED LENDERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION OR ELSEWHERE HEREIN, EACH LENDER SHALL BE AUTHORIZED TO TAKE SUCH ACTION TO PRESERVE OR ENFORCE ITS RIGHTS AGAINST ANY LOAN PARTY WHERE A DEADLINE OR LIMITATION PERIOD IS OTHERWISE APPLICABLE AND WOULD, ABSENT THE TAKING OF SPECIFIED ACTION, BAR THE ENFORCEMENT OF OBLIGATIONS HELD BY SUCH LENDER AGAINST SUCH LOAN PARTY, INCLUDING THE FILING OF PROOFS OF CLAIM IN ANY INSOLVENCY PROCEEDING.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02, as changed pursuant to subsection (d) below.

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, except to the extent resulting from gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of any such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any other Loan Party or any of them (including enforcement action with respect to any Collateral) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law but only to the extent the Administrative Agent shall have failed to do so within a reasonable time after notice; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section

9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses (including any Extraordinary Expenses) incurred by the Administrative Agent and its Affiliates, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable and documented fees, charges and disbursements of (1) counsel for the Administrative Agent, (2) outside consultants for the Administrative Agent, (3) to the extent expressly provided herein, appraisers, (4) to the extent expressly provided herein, Field Exams, and (5) environmental site assessments required hereunder, (B) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (4) any workout, restructuring or negotiations in respect of any Obligations and (iii) all reasonable out-of-pocket expenses incurred by the Secured Parties who are not the Administrative Agent, the Arranger, or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default; provided that fees, disbursements and other charges of counsel set forth in this clause (a) shall be limited to fees, disbursements and other charges of (i) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (ii) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel, (iii) additional counsel retained with the Borrower Agent’s consent (such consent not to be unreasonably withheld or delayed) and (iv) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, where the Lender affected by such conflict informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Lender and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Lender and one firm of special regulatory counsel for such affected Lender (the foregoing, collectively being referred to as “Secured Party Expenses”).

(b) Indemnification by the Borrowers. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Secured Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Indemnification of Administrative Agent by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are be imposed on, incurred by, or asserted against, any Agent or a Related Party (an “Agent Indemnitee”) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent Indemnitee in connection therewith (collectively, “Agent Indemnitee Liabilities”), then each Lender severally agrees to pay to the Administrative Agent for the benefit of such Agent Indemnitee, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such Agent Indemnitee Liabilities, so long as the Agent Indemnitee Liabilities were incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to any Agent Indemnitee Liabilities that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. In the Administrative Agent’s discretion, it may reserve for any Agent Indemnitee Liabilities of an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Secured Parties. If the Administrative Agent is sued by any creditor representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Lender to the extent of its ratable share thereof.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each of the Loan Parties, the Administrative Agent and the Lenders shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Except to the extent resulting from its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), no Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

11.05 Marshalling; Payments Set Aside. None of the Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Secured Party, or a Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned. No Lender shall assign all or a portion of its rights and obligations among the Facilities other than on a pro-rata basis across the Facilities (unless otherwise agreed to by the Administrative Agent).

(iii) Required Consents. No consent shall be required for any assignment during the primary syndication or to an Eligible Assignee except to the extent required by subsection (b)(i)(B) of this Section; provided that the Borrower Agent shall be deemed to have given the consent required in the definition of “Eligible Assignee” to such assignment if Borrower Agent has not, on behalf of all Borrowers, responded in writing within ten (10) Business Days of a request for consent.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and for the avoidance of doubt no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of a Borrower’s Affiliates (other than a Permitted Holder) or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes) (in such capacity, subject to Section 11.17), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Loan Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating

Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 and Section 11.08 as though it were a Lender.

If any Lender (or any assignee thereof) sells a participation, such Lender (or such assignee) shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender (nor any assignee thereof) shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (or such assignee) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved].

(h) [Reserved].

(i) Disqualified Institutions.

(a) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation, shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Agent has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (i)(a) shall not be void, but the other provisions of this clause (i) shall apply.

(b) If any assignment is made to any Disqualified Institution without the Borrower Agent’s prior consent in violation of clause (a) above, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, (B) in the case of outstanding CapX Loans held by Disqualified Institutions, prepay such CapX Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such CapX Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clauses (A) and (B), the Borrowers shall not use the proceeds from any Loans to prepay Term Loans or CapX Loans held by Disqualified Institutions.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower (including without limitation those set forth on Schedule 11.06) and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

11.07 Treatment of Certain Information; Confidentiality. Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent in its reasonable discretion or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Secured Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Secured Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Effective Date, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided that any information marked “PUBLIC” may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Secured Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

Each of the Loan Parties hereby authorizes the Administrative Agent and the Arranger to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Administrative Agent or such Arranger elects to publish. The Administrative Agent and the Arranger reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, only after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender or its Affiliate (as applicable) from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or its Affiliates as to which such right of setoff was exercised. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied.

Further, the provisions of Sections 3.01, 3.04, 3.05 and 11.04 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate in its reasonable discretion to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that could reasonably be expected to subsequently be reversed or revoked, and (y) any obligations that could reasonably be expected to thereafter arise with respect to Credit Product Obligations.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender fails to approve any amendment, waiver or consent requiring Required Lenders, all Lenders or all affected Lenders that is requested by Borrower Agent pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders (without giving effect to clause (y) of such definition), then in each such case the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower Agent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received the following, as applicable:

(i) if such Lender is not a Defaulting Lender, both (A) payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, including the for the avoidance of doubt, the applicable prepayment premium owed by the Borrowers pursuant to Section 2.06(e), and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Agent (in the case of all other amounts) and (B) evidence that the obligations and liabilities of each Loan Party or their Affiliates under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements satisfactory to the counterparties shall have been made with respect thereto; or

(ii) if such Lender is a Defaulting Lender, payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Agent (in the case of all other amounts).

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Any replacement pursuant to this Section 11.13 shall not be deemed a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

11.14 Governing Law; Jurisdiction; Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY COMPETENT JURISDICTION.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.14 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. Borrowers shall, promptly upon request, provide all documentation and information as each Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering rules and regulations, or other requirements of applicable Law, including the PATRIOT Act and Beneficial Ownership Regulation.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Secured Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Secured Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Secured Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Secured Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Secured Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Secured Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Secured Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.21 Real Estate Collateral. No real property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to such Lender. At any time that any Real Property constitutes Collateral, no modification of any Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until each Lender has confirmed in writing to the Administrative Agent such Lender’s completion of flood insurance due diligence, flood insurance compliance, flood insurance documentation and flood insurance coverage each as required by the Flood Disaster Protection Act of 1973, as amended, in each case as satisfactory to each Lender.

ARTICLE XII

CONTINUING GUARANTY

12.01 Guaranty. Each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (other than Excluded Swap Obligations), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (the “Guarantied Obligations”). The Administrative Agent’s books and records showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Subsidiary Guarantor, and conclusive for the purpose of establishing the amount of the Guarantied Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of any Subsidiary Guarantor under this Guaranty, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

12.02 Rights of Lenders. Each Subsidiary Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Subsidiary Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Subsidiary Guarantor.

12.03 Certain Waivers. Each Subsidiary Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that any Subsidiary Guarantor’s obligations exceed or are more burden some than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Subsidiary Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Guarantied Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Subsidiary Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

12.04 Obligations Independent. The obligations of each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against each Subsidiary Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

12.05 Subrogation. No Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

12.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or any Subsidiary Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Subsidiary Guarantor under this paragraph shall survive termination of this Guaranty.

12.07 Subordination. Each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to any Subsidiary Guarantor as subrogee of the Secured Parties or resulting from any Subsidiary Guarantor’s performance under this Guaranty, to the Payment in Full. If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to any Subsidiary Guarantor shall be enforced and performance received by any Subsidiary Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guarantied Obligations, but without reducing or affecting in any manner the liability of any Subsidiary Guarantor under this Guaranty.

12.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any Subsidiary Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Subsidiary Guarantor immediately upon demand by the Secured Parties.

12.09 Condition of Borrowers. Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Subsidiary Guarantor requires, and that none of the Secured Parties has any duty, and no Subsidiary Guarantor is relying on the Secured Parties at any time, to disclose to any Subsidiary Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (and each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

12.10 Keepwell. Each Guarantor that is a Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor that is a Qualified ECP under this Section shall remain in full force and effect until the Guarantied Obligations have been paid in full in cash. Each Guarantor that is a Qualified ECP intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Terence R. Rogers
Name:	Terence R. Rogers
Title:	Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

A&A EXPRESS, LLC

A&A LOGISTICS, LLC

ACTIVE AERO CHARTER, LLC

ACTIVE AERO GROUP, INC.

ACTIVE AERO MOTOR CARRIER, LLC

ACTIVE GLOBAL SOLUTIONS, LLC

ACTIVE PTM, LLC

ASCENT GLOBAL LOGISTICS, LLC

ASCENT GLOBAL LOGISTICS HOLDINGS, INC.

BEECH HILL ENTERPRISES, LLC

BIG ROCK TRANSPORTATION, LLC

CAPITAL TRANSPORTATION LOGISTICS, LLC

CENTRAL CAL TRANSPORTATION, LLC

CTW TRANSPORT, LLC

D&E TRANSPORT, LLC

EVERETT LOGISTICS, LLC

EXPEDITED FREIGHT SYSTEMS, LLC

GREAT NORTHERN TRANSPORTATION SERVICES, LLC

GROUP TRANSPORTATION SERVICES, LLC

INTERNATIONAL TRANSPORTATION HOLDINGS, INC.

ISI LOGISTICS, LLC

ISI LOGISTICS SOUTH, LLC

MARISOL INTERNATIONAL, LLC

MESCA FREIGHT SERVICES, LLC

MORGAN SOUTHERN, INC.

PRIME DISTRIBUTION SERVICES, INC.

RICH TRANSPORT, LLC

ROADRUNNER EQUIPMENT LEASING, LLC

ROADRUNNER FREIGHT CARRIERS, LLC

ROADRUNNER INTERMODAL SERVICES, LLC

ROADRUNNER TEMPERATURE CONTROLLED, LLC

ROADRUNNER TRANSPORTATION SERVICES, INC.

ROADRUNNER TRUCKLOAD 2, LLC

ROADRUNNER TRUCKLOAD AGENT INVESTMENT, INC.

ROADRUNNER TRUCKLOAD HOLDINGS, LLC

RRTC HOLDINGS, INC.

SARGENT TRUCKING, LLC

SORTINO TRANSPORTATION, LLC

STAGECOACH CARTAGE AND DISTRIBUTION, LLC

USA JET AIRLINES, INC.

WANDO TRUCKING, LLC

WORLD TRANSPORT SERVICES, LLC

By:	/s/ Terence R. Rogers

Name:	Terence R. Rogers

Title:	Executive Vice President

ADMINISTRATIVE AGENT:

BMO HARRIS BANK N.A., as Administrative Agent

By:	/s/ Kenneth J. Kramer

Name:	Kenneth J. Kramer
Title:	Director

LENDERS:

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Kenneth J. Kramer

Name:	Kenneth J. Kramer
Title:	Director

ELLIOTT ASSOCIATES, L.P., as a Lender

By:	/s/ Elliot Greenberg

Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P., as a Lender

ELLIOTT INTERNATIONAL, L.P.
By: Hambledon, Inc. its General Partnre
By: Elliott International Capital Advisors, Inc.,as attorney-in-fact

By:	/s/ Elliot Greenberg

Name:	Elliot Greenberg
Title:	Vice President

Schedule 11.02

Addresses for Notices

(A)	If to Administrative Agent,:	BMO Harris Bank N.A. 111 West Monroe Chicago, Illinois 60603 Attention: Isabella Battista Email: Isabella.Battista@bmo.com

	With a copy to:	BMO Harris Bank N.A. 115 S. LaSalle – 17th Floor West Chicago, Illinois 60603 Attention: Deedra Witherspoon Email: GFS.AgencyUS@bmo.com

	With a copy to	Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Attention: Jacob B. Schtevie Email: jschtevie@winston.com

(B)	If to a Loan Party:

Roadrunner Transportation Systems, Inc.,

as Borrower Agent

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

Attention: Terence R. Rogers,

Chief Financial Officer

Facsimile No.: 630-968-0509

Email: trogers@rrts.com

	With a copy to:	Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 700 Phoenix, Arizona 85016 Attention: Bruce E. Macdonough Facsimile No.: 602-445-8618 Email: Macdonoughb@gtlaw.com